Exhibit 10.1

UNITED STATES

ENVIRONMENTAL PROTECTION AGENCY

REGION IX

IN THE MATTER OF:	)	ADMINISTRATIVE SETTLEMENT
New Idria Mercury Mine Superfund Site	)	AGREEMENT AND ORDER ON
San Benito County, California	)	CONSENT FOR REMEDIAL
	)	INVESTIGATION/FEASIBILITY STUDY
Buckhorn, Inc.,	)
	)	U.S. EPA Region IX
Respondent	)	CERCLA Docket No. AOC-2014-11
)
Proceeding Under Sections 104, 107 and	)
122 of the Comprehensive Environmental	)
Response, Compensation, and Liability Act, ))
as amended, 42 U.S.C. §§ 9604, 9607.	)
and 9622)

TABLE OF CONTENTS

I.	JURISDICTION AND GENERAL PROVISIONS	3
II.	PARTIES BOUND	3
III.	STATEMENT OF PURPOSE	4
IV.	DEFINITIONS	4
V.	FINDINGS OF FACT	8
VI.	CONCLUSIONS OF LAW AND DETERMINATIONS	15
VII.	SETTLEMENT AGREEMENT AND ORDER	16
VIII.	DESIGNATION OF CONTRACTORS AND PROJECT COORDINATORS	16
IX.	WORK TO BE PERFORMED	18
X.	EPA APPROVAL OF PLANS AND OTHER SUBMISSIONS	20
XI.	QUALITY ASSURANCE, SAMPLING, AND ACCESS TO INFORMATION	22
XII.	SITE ACCESS AND INSTITUTIONAL CONTROLS	24
XIII.	COMPLIANCE WITH OTHER LAWS	25
XIV.	RETENTION OF RECORDS	25
XV.	DISPUTE RESOLUTION	26
XVI.	STIPULATED PENALTIES	26
XVII.	FORCE MAJEURE	31
XVIII.	PAYMENT OF RESPONSE COSTS	32
XIX.	COVENANT NOT TO SUE BY EPA	36
XX.	RESERVATIONS OF RIGHTS BY EPA	36
XXI.	COVENANT NOT TO SUE BY RESPONDENT	37
XXII.	OTHER CLAIMS	40
XXIII.	EFFECT OF SETTLEMENT/CONTRIBUTION	40
XXIV.	INDEMNIFICATION	42
XXV.	INSURANCE	42
XXVI.	FINANCIAL ASSURANCE	43
XXVII.	INTEGRATION/APPENDICES	45
XXVIII.	ADMINISTRATIVE RECORD	45
XXIX.	EFFECTIVE DATE AND SUBSEQUENT MODIFICATION	45
XXX.	NOTICE OF COMPLETION OF WORK	46

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 2

I. JURISDICTION AND GENERAL PROVISIONS

1. This Administrative Settlement Agreement and Order on Consent (“Settlement Agreement”) is entered into voluntarily by the United States Environmental Protection Agency (“EPA”) and Buckhorn, Inc. (“Respondent”). The Settlement Agreement concerns the preparation and performance of a remedial investigation and feasibility study (“RI/FS”) for the New Idria Mercury Mine Site located near the town of New Idria (aka “Idria”), in San Benito County and the reimbursement for costs incurred and to be incurred by EPA in connection with the Site, as defined herein.

2. This Settlement Agreement is issued under the authority vested in the President of the United States by Sections 104, 107 and 122 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9604, 9607 and 9622 (“CERCLA”). This authority was delegated to the Administrator of EPA on January 23, 1987, by Executive Order 12580, 52 Fed. Reg. 2926 (Jan. 29, 1987), and further delegated to Regional Administrators on May 11, 1994, by EPA Delegation Nos. 14-14-C (Administrative Actions Through Consent Orders) and 14-14-D (Cost Recovery Non-Judicial Agreements and Administrative Consent Orders). This authority was further redelegated by the Regional Administrator of EPA Region IX to the Superfund Branch Chiefs (now Assistant Directors) by Regional Delegations R9 1290.15 and R9 1290.20 on September 29, 1997.

3. In accordance with Sections 104(b)(2) and 122(j)(1) of CERCLA, 42 U.S.C. §§ 9604(b)(2) and 9622(j)(1), EPA notified the U.S. Department of Interior’s Fish and Wildlife Service (“USFWS”) and Bureau of Land Management (“BLM”), and the California Department of Fish and on Wildlife (“DFW”) on July 31, 2014, of negotiations with potentially responsible parties regarding the release of hazardous substances that may have resulted in injury to the natural resources under Federal and/or State trusteeship.

4. EPA and Respondent recognize that this Settlement Agreement has been negotiated in good faith and that the actions undertaken by Respondent in accordance with this Settlement Agreement do not constitute an admission of any liability. Respondent does not admit, and retains the right to controvert in any subsequent proceedings other than proceedings to implement or enforce this Settlement Agreement, the validity of the findings of fact in Section V (Findings of Fact) and the conclusions of law and determinations in Section VI (Conclusions of Law and Determinations). Respondent agrees to comply with and be bound by the terms of this Settlement Agreement and further agrees that it will not contest the basis or validity of this Settlement Agreement or its terms.

II. PARTIES BOUND

5. This Settlement Agreement applies to and is binding upon EPA and upon Respondent and its successors and assigns. Any change in ownership or corporate status of Respondent including, but not limited to, any transfer of assets or real or personal property shall not alter Respondent’s responsibilities under this Settlement Agreement.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 3

6. Respondent is liable under this Settlement Agreement for carrying out all activities required by this Settlement Agreement.

7. Respondent shall ensure that its contractors, subcontractors, and representatives receive a copy of this Settlement Agreement and comply with this Settlement Agreement. Respondent shall be responsible for any noncompliance by its contractors, subcontractors, and representatives with this Settlement Agreement.

8. The undersigned representative of Respondent certifies that he or she is fully authorized to enter into the terms and conditions of this Settlement Agreement and to execute and legally bind Respondent to this Settlement Agreement.

III. STATEMENT OF PURPOSE

9. In entering into this Settlement Agreement, the objectives of EPA and Respondent are: (a) to determine the nature and extent of contamination and any threat to the public health, welfare, or the environment caused by the release or threatened release of hazardous substances, pollutants or contaminants at or from the Site, by conducting a Remedial Investigation (“RI”) as more specifically set forth in the Statement of Work (“SOW”) attached as Appendix A to this Settlement Agreement; (b) to identify and evaluate remedial alternatives to prevent, mitigate or otherwise respond to or remedy any release or threatened release of hazardous substances, pollutants, or contaminants at or from the Site, by conducting a Feasibility Study (“FS”) as more specifically set forth in the SOW in Appendix A to this Settlement Agreement (collectively “RI/FS”); and (c) to provide for EPA’s recovery of Future Response Costs incurred by EPA pursuant to this Settlement Agreement.

10. The Work conducted under this Settlement Agreement is subject to approval by EPA and shall provide all appropriate and necessary information to assess Site conditions and evaluate alternatives to the extent necessary to select a remedy that will be consistent with CERCLA and the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Part 300 (“NCP”). Respondent shall conduct all Work under this Settlement Agreement in compliance with CERCLA, the NCP, and all applicable EPA guidances, policies, and procedures.

IV. DEFINITIONS

11. For purposes of this Settlement Agreement, unless otherwise expressly provided in this Settlement Agreement, terms used in this Settlement Agreement that are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in CERCLA or in such regulations. Whenever terms listed below are used in this Settlement Agreement or in the appendices attached hereto and incorporated hereunder, the following definitions shall apply:

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 4

a. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601-9675.

b. “Day” or “day” shall mean a calendar day. In computing any period of time under this Settlement Agreement, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until the close of business of the next working day.

c. “DFW” shall mean the California Department of Fish and Wildlife and any successor departments or agencies of the State.

d. “DOJ” shall mean the United States Department of Justice and its successor departments, agencies, or instrumentalities.

e. “DTSC” shall mean the California Department of Toxic Substances Control and any successor departments or agencies of the State.

f. “Effective Date” shall mean the effective date of this Settlement Agreement as provided in Section XXIX.

g. “EPA” shall mean the United States Environmental Protection Agency and any successor departments, agencies, or instrumentalities.

h. “EPA Hazardous Substance Superfund” shall mean the Hazardous Substance Superfund established by the Internal Revenue Code, 26 U.S.C. § 9507.

i. “Engineering Controls” shall mean constructed containment barriers or systems that control one or more of the following: downward migration, infiltration or seepage of surface runoff or rain; or natural leaching migration of contaminants through the subsurface over time. Examples include caps, engineered bottom barriers, immobilization processes, and vertical barriers.

j. “Future Response Costs” shall mean all costs incurred and paid beginning June 1, 2018 not inconsistent with the NCP, including, but not limited to, direct and indirect costs, that the United States incurs in reviewing or developing plans, reports, and other deliverables submitted pursuant to this Settlement Agreement, in overseeing implementation of the Work, or otherwise implementing, overseeing, or enforcing this Settlement Agreement, including but not limited to, payroll costs, contractor costs, travel costs, laboratory costs, the costs incurred pursuant to Section XII (Site Access and Institutional Controls) (including, but not limited to, the cost of attorney time and any monies paid to secure or enforce access, including, but not limited to, the amount of just compensation), Paragraph 38 (Emergency Response), and Paragraph 81 (Work Takeover), the costs associated with Community Involvement (including, but not limited

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 5

to, the costs of any technical assistance grant under Section 117(e) of CERCLA, 42 U.S.C. § 9617(e), and the costs incurred by the United States in enforcing the terms of this Settlement Agreement, including all costs incurred in connection with Section XV (Dispute Resolution), and all litigation costs. Future Response Costs shall also include Agency for Toxic Substances and Disease Registry (“ATSDR”) costs incurred and paid on or after June 1, 2018 regarding the Site.

k. “Institutional controls” shall mean non-engineered instruments, such as administrative and/or legal controls, that help to minimize the potential for human exposure to contamination and/or protect the integrity of a remedy by limiting land and/or resource use. Examples of institutional controls include easements and covenants, zoning restrictions, special building permit requirements, and well drilling prohibitions.

l. “Interest” shall mean interest at the rate specified for interest on investments of the EPA Hazardous Substance Superfund established by 26 U.S.C. § 9507, compounded annually on October 1 of each year, in accordance with 42 U.S.C. § 9607(a). The applicable rate of interest shall be the rate in effect at the time the interest accrues. The rate of interest is subject to change on October 1 of each year.

m. “NCP” shall mean the National Oil and Hazardous Substances Pollution Contingency Plan promulgated pursuant to Section 105 of CERCLA, 42 U.S.C. § 9605, codified at 40 C.F.R. Part 300, and any amendments thereto.

n. “New Idria Mercury Mine” shall mean the mine workings associated with mercury mining and processing in San Benito County Assessor Parcel 029-310-003 and the Camp 2 Pit area of San Benito County Assessor Parcel 029-310-017, including underground tunnels, shafts, raises, portals and adits; the buildings associated with the former ore processing facilities, including buildings that housed the furnace, the milling complex, storage, business operations and dwellings; appurtenances including structures used for transporting or conveying ore, pipes, trams, ponds, pits, lagoons, ditches, impoundments, landfills, wells, structures, installations, and equipment; any motor vehicle or rolling stock; waste rock; and calcine piles from ore processed at the ore processing facilities.

o. “New Idria Mercury Mine Site Special Account” shall mean the special account, within the EPA Hazardous Substance Superfund, established for the Site by EPA pursuant to Section 122(b)(3) of CERCLA, 42 U.S.C. § 9622(b)(3).

p. “Paragraph” shall mean a portion of this Settlement Agreement identified by an Arabic numeral or an upper or lower case letter.

q. “Parties” shall mean EPA and Respondent.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 6

r. “Past Response Costs” shall mean all costs, including, but not limited to, direct and indirect costs, that the United States incurred and paid at or in connection with the Site through May 31, 2018, plus Interest on all such costs.

s. “Prepaid Future Response Costs” shall mean an initial payment toward Future Response Costs made by Respondent pursuant to Paragraph 75a.”

t. “RCRA” shall mean the Resource Conservation and Recovery Act, also known as the Solid Waste Disposal Act, 42 U.S.C. §§ 6901-6992.

u. “Respondent” shall mean Buckhorn, Inc.

v. “Section” shall mean a portion of this Settlement Agreement identified by a Roman numeral.

w. “Settlement Agreement” shall mean this Administrative Settlement Agreement and Order on Consent, the SOW, all appendices attached hereto listed in Section XXVII (Integration/Appendices) and all documents incorporated by reference into this document including without limitation EPA-approved submissions. EPA-approved submissions (other than progress reports) are incorporated into and become a part of the Settlement Agreement upon approval by EPA. In the event of a conflict between this Administrative Settlement Agreement and Order on Consent and any Appendix or document incorporated by reference, this Administrative Settlement Agreement and Order on Consent shall control.

x. “Site” shall mean the New Idria Mercury Mine, as defined herein, and any location where a hazardous substance released at or from the New Idria Mercury Mine has been deposited, stored, disposed of, placed, or otherwise come to be located, and all suitable areas within very close proximity of such contamination necessary for the implementation of response actions. The Site is located roughly 70 miles southeast of Hollister, California, in San Benito County.

y. “State” shall mean the State of California.

z. “Statement of Work” or “SOW” shall mean the Statement of Work for development of a RI/FS for the Site, as set forth in Appendix A to this Administrative Settlement Agreement and Order on Consent. The Statement of Work is incorporated into this Settlement Agreement and is an enforceable part of this Settlement Agreement as are any modifications made thereto in accordance with this Settlement Agreement.

aa. “United States” shall mean the United States of America and each department, agency, and instrumentality of the United States, including EPA.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 7

bb. “Waste Material” shall mean (a) any “hazardous substance” under Section 101(14) of CERCLA, 42 U.S.C. § 9601(14); (b) any pollutant or contaminant under Section 101(33) of CERCLA, 42 U.S.C. § 9601(33); (c) any “solid waste” under Section 1004(27) of RCRA, 42 U.S.C. § 6903(27); and (d) any “hazardous material” or “hazardous waste” under California Health and Safety Code, Division 20, Chapter 6.5 Section 25117, or the regulations in Title 22 California Code of Regulations (“CCR”) § 666261 or hazardous substance under 8 CCR § 5161.

cc. “Work” shall mean all activities Respondent is required to perform under this Settlement Agreement, except those required by Section XIV (Retention of Records).

V. FINDINGS OF FACT

12. Site Description

The Site is near the abandoned town of New Idria (also sometimes referred to as Idria), approximately 135 miles southeast of San Francisco, in the southeast corner of San Benito County, California, in a rural area on the eastern slopes of San Benito Mountain in the Diablo Range.

The Site is located among steep hills, in an area of rugged topography in a rural setting with fewer than 10 residents in the adjacent town of New Idria. The area is often referred to in literature as a mining “ghost town.” Downstream, in the flat lands, the area is generally utilized for grazing livestock, with homes scattered along the road leading to the New Idria Mercury Mine.

The New Idria Mercury Mine reportedly has over 30 miles of underground tunnels over 20 levels. The mine workings include the Number 1 Camp, which was the main haulage level and included all levels below the 500-foot level of the mine. All of the ore from the Number 1 Camp was hauled out of the No. 10 Portal, originally by burro and later by locomotive. The No. 10 Portal is connected to other levels by shafts and raises.

Immediately north of the No. 10 Portal is the No. 10 Portal Dump, a graded pile of waste rock removed from the underground workings. The furnace area is located below the No. 10 Portal Dump. The old furnace building and milling complex is surrounded by an extensive pile of waste material produced from extracting mercury from the mined ore, called calcines, and waste rock. A number of old mine buildings and structures are located on the benched surfaces of both the No. 10 Portal Dump and the calcines pile.

Camp Number 2 consisted of the area of the New Idria Mercury Mine over 500 feet in elevation above the furnace area. Ore was carried by a 3,500 foot long aerial tram to the No. 10 Portal area and thence by conveyer belt to the furnaces.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 8

New Idria Mining and Chemical Company, a corporate predecessor to Buckhorn, Inc., as discussed more fully below under “Ownership”, also owned and/or operated a group of mines in the vicinity of the New Idria Mercury Mine. This “New Idria Group of Mines” includes the San Carlos Mine (also known as Camp Number 3), the Molino (aka Molina) Mine, Creek Pit Mine (aka Creek Mine), and West Idria Mine (aka Idria West Mine). Ore from these mines was processed at the New Idria Mercury Mine furnace and milling complex. Ore from other mines in the vicinity that were owned and/or operated by individuals or entities other than corporate predecessors in interest to Buckhorn, Inc. was also occasionally transported to the New Idria Mercury Mine for processing.

The Site is located near the head of San Carlos Creek, normally a perennial stream, which flows northward along the eastern base of the calcines piles and becomes Silver Creek roughly four miles downstream from the Site, which then drains into Panoche Creek approximately 18 miles from the Site. Panoche Creek typically terminates within a flat agricultural area approximately 8 miles from the Mendota Pool, which is located roughly 45 miles northeast of the Site.

San Carlos Creek was dammed approximately one mile upstream (south) of the Site to form a small drinking water reservoir for the town of New Idria. Although no longer used for drinking, this water source is still used by several local residents who are connected to the reservoir by a series of above- and underground water lines. One of the active underground water lines crosses the upper bench of the No. 10 Portal dump.

13. Site History

Production

The discussion in this section of the history of the Site through 1936 is based in part on historical texts and in part on a report entitled Potentially Responsible Party and Insurance Archaeology Search Report, New Idria Mercury Mine Site, San Benito County, California, prepared for the San Benito County Integrated Waste Management Department (TechLaw 2006).

Mercury was discovered near the town of New Idria in either 1853 or 1854. On March 20, 1854, a mining claim for the New Idria Mercury Mine was filed. Originally, tunnels, shafts and drifts were used to access the ore and later open cut mining was added.

Mercury sulfide, called cinnabar, was extracted from the ore by crushing, and the cinnabar, which is approximately 85-99% mercury, was then roasted to release elemental mercury vapor, which was cooled and condensed for bottling. In 1857, the first brick furnace to roast cinnabar ore was built at the Site. Several furnaces were built over the years, including four large furnaces still located at the Site, adjacent to the No. 10 Portal. The roasting process is known as calcination and the roasted ore as calcines. The waste from this process includes tailings, referred to as calcine tailings, and dust, which were disposed of in on-Site tailings piles. Typically, calcines still contain some soluble mercury. Some of the older tailings piles were reprocessed as mercury extraction methods improved.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 9

In the early years of operation, mercury produced at the New Idria Mercury Mine was primarily used to facilitate the extraction of silver and gold from ore. Other historical uses of mercury include batteries, munitions, medicines, ointments, dyes, ship paints, felt for hats, auto body lining, thermometers, barometers, mercury vapor arc lights and dental amalgam fillings.

The New Idria Mercury Mine was the second largest producer of mercury in the United States, after the Almaden Mine, until World War I, when the Almaden Mine reduced production and the New Idria Mercury Mine became the largest producer of mercury in the U.S. The New Idria Mercury Mine produced over 500,000 flasks (38,250,000 pounds) of mercury. The New Idria Mercury Mine operated, with limited breaks during economic downturns, until 1972, when operations ceased.

Ownership

The New Idria Mining Company, incorporated in 1858, acquired the New Idria Mercury Mine property and conducted mining operations until 1896, when the New Idria Quicksilver Mining Company, a Wyoming corporation, purchased the New Idria Mercury Mine property and continued mining operations. The New Idria Quicksilver Mining Company went into receivership in 1920, and in 1923 its assets were purchased by the receivers, who deeded the New Idria Mercury Mine property to an entity called New Idria Mines, Inc., which sold its interest to New Idria Quicksilver Mines, Inc. that same year. In 1936, through a series of transactions, a newly formed New Idria Quicksilver Mining Company, a Nevada corporation, acquired the New Idria Mercury Mine and conducted mining operations. This entity was a different corporation, under different ownership and management than the Wyoming corporation bearing the same name that had acquired the mine property in 1896.

In 1951, the New Idria Quicksilver Mining Company (Nevada) changed its name to the New Idria Mining and Chemical Company, which changed its name to New Idria, Inc. in 1975. Mining operations ceased in 1972, and in 1976, New Idria, Inc. conveyed all of its real property in the area to EMC Energies, Inc. and The Hawks Company. In 1981, New Idria, Inc. merged into Buckhorn Interim Nevada, Inc., which changed its name to Buckhorn Metal Products, Inc. in 1983. In 1987, Buckhorn Metal Products, Inc., a Nevada corporation, merged into BKHN, Inc., an Ohio corporation. In 1997, BKHN merged into Buckhorn Material Handling Group, Inc., an Ohio corporation. The name of the surviving corporation is Buckhorn, Inc., the Respondent hereto.

In 1986, the surface rights to certain property, including the New Idria Mercury Mine, were conveyed to the New Idria Association, which leased those rights to the Futures Foundation, a drug rehabilitation organization.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 10

In 1991, Sylvester Herring, the head of the Futures Foundation, purchased the surface rights to the leased property. During the ensuing 15 years, the Futures Foundation occupied the Site and illegally dumped wastes on the northern calcine tailings piles as part of Mr. Herring’s garbage hauling business. Mr. Herring died in January 2010. Later that year, a fire destroyed several buildings at the Site.

Historic Status

The New Idria Mercury Mine and surrounding town of New Idria have been designated as State of California Historical Landmark #324. Most of the buildings that survived the 2010 fire are abandoned and are in disrepair; however, a few buildings in the town of New Idria are occupied sporadically. The area is an unsupervised attraction and the surrounding lands are visited by off road vehicle enthusiasts.

14. Releases of Hazardous Substances

Acid Mine Drainage

EPA estimates that the New Idria Mercury Mine generated between one-half and two million tons of waste rock and tailings, which cover over 40 acres at the Site. Over time, portions of the roughly 30 miles of mining tunnels have flooded with water, which reacts with the naturally occurring iron and sulfur content in the disturbed bedrock to form a sulfuric acid solution known as acid mine drainage (“AMD”), which flows out from the adits or portals. The hazardous substances at the Site include mercury and other heavy metals in the AMD.

According to an Expanded Site Inspection Report prepared by EPA in 2010 (described more fully under Response Actions, below), the No. 10 Portal extends back into the hillside for a distance of approximately 3,200 feet, where vertical workings lead upward to an open cut area about 1,100 feet higher in elevation than the portal. Preliminary information indicates that drainage from the open cut area may flow down into the vertical workings to the No. 10 Portal, where it exits the mine.

Prior to a removal action completed by EPA on February 22, 2012, described more fully below, AMD from the No. 10 Portal flowed across the upper bench No. 10 Portal Dump through a shallow ponded depression. The AMD then flowed down the steep face of the Dump into a channel incised in the waste rock, forming a small waterfall, and into a shallow holding pond, the Lower Pond. The Lower Pond was filled with sediment and contained a small pool of AMD. In the past, the Lower Pond was used to contain milling water discharges and to settle floc from the No. 10 Portal drainage until it discharged into San Carlos Creek, which flows to Silver Creek and to Panoche Creek. During periods of heavy precipitation, Panoche Creek floodwaters may reach the Mendota Pool and the San Joaquin River. AMD continues to discharge from the Lower Pond into the San Carlos Creek.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 11

Sources and releases of hazardous substances, pollutants or contaminants from the Site include, but are not limited to: the No. 10 Portal, which discharges between 10-50 gallons per minute (“gpm”) of AMD, depending on the year and season. For many years this AMD flowed across tailings piles at the Site and into San Carlos Creek, resulting in elevated levels of mercury (including methyl mercury), iron, nickel, selenium, zinc and sulfates in San Carlos Creek. In addition, mercury in the tailings has been measured as high as 446 milligrams per kilogram (“mg/kg”) or parts per million (“ppm”). Mercury has been measured in San Carlos Creek sediments as high as 45.3 mg/kg and in water in San Carlos Creek as high as 16.5 micrograms per liter (“ug/L”). EPA’s preliminary remediation goal (“PRG”) for mercury in sediment is 6.5 mg/kg. The Criterion Continuous Concentration Limit (“CCCL”) for mercury in water is 0.77 ug/L.

Mercury Vapors

Mercury vapors and particulates were released during ore processing operations at the New Idria Mercury Mine. Atmospheric mercury from mine operations may have settled to the ground surface on- or off-Site.

15. Threats to Human Health

The primary contaminant of concern at the Site is mercury, which appears in three forms – elemental mercury, methyl mercury and mercury compounds.

Elemental (metallic) mercury primarily causes health effects when it is inhaled as a vapor and can be absorbed through the lungs. Symptoms include tremors, emotional changes (mood swings, irritability, nervousness, excessive shyness), insomnia, neuromuscular changes (weakness, muscle atrophy, twitching), headaches, disturbances in sensations, changes in nerve responses, and performance deficits on tests of cognitive function. At higher exposures there may be kidney effects, respiratory failure and death.

When mercury is released into the air, it can be carried great distances. Once airborne, mercury vapor can be changed into other forms of mercury and can be further transported to water or soil via rain or snow. Some forms of mercury can also be released into water and soil through pesticides and fungicides.

Methyl mercury (or methylmercury) is the common name for monomethylmercury, formed when mercury comes into contact with water and microorganisms such as phytoplankton and fungi convert inorganic mercury to methyl mercury. At this stage, mercury can enter the food chain.

The primary route of exposure to methyl mercury in humans is ingestion. For fetuses, infants and children, the primary health effect of exposure to methyl mercury is impaired neurological development. Methyl mercury exposure in the womb, which can result from a mother’s consumption of fish and shellfish that contain methyl mercury, can adversely affect a baby’s developing brain and nervous system. Impacts on cognitive thinking, memory, attention, language, fine motor skills and visual and spatial skills have been seen in children exposed to methyl mercury in the womb. Symptoms of methyl mercury poisoning may include impaired peripheral vision, disturbed sensations (“pins and needles” feelings, usually in the hands, feet and around the mouth), lack of coordination, impaired speech, impaired hearing and difficulty walking, and muscle weakness.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 12

Mercury compounds are absorbed through the gastrointestinal tract. Exposure to mercury compounds may result in damage to the gastrointestinal tract, the nervous system and the kidneys. Symptoms of exposure to inorganic mercury include skin rashes and dermatitis, mood swings, memory loss, mental disturbances and muscle weakness.

Human exposure data is limited; at this time EPA does not have data indicating that exposure to mercury causes cancer in humans. Mercuric chloride has caused increases in several types of tumors in rats and mice, and methyl mercury has caused kidney tumors in male mice.

16. Threats to the Environment

Endangered and threatened species in the area near the Site include the California condor, giant garter snake, San Joaquin kit fox, giant kangaroo rat, Fresno kangaroo rat, blunt-nosed leopard lizard, and San Joaquin antelope squirrel. Endangered and threatened plant species in the area include the San Joaquin woolly threads, Hoover’s wooly-star, the palmate bracted bird’s-beak and the San Benito evening primrose. The Pacific chorus frog and western pond turtle live within the Panoche-Silver-San Carlos Creek watershed. San Carlos Creek and Silver Creek run through cattle grazing pasture land. Livestock wade in San Carlos Creek and drink water from San Carlos Creek and Silver Creek. The Mendota Pool is a popular fishing spot.

17. Regulatory History

There have been numerous investigations and attempted regulatory actions at the Site, beginning in the late 1960s. Sampling events have been conducted by EPA, the U.S. Geological Survey, U.S. Bureau of Land Management, California Regional Water Quality Control Board, California Integrated Waste Management Board, California Department of Toxic Substances Control, San Benito County Health and Human Services Agency, and researchers connected with the University of California—Santa Cruz, and with Stanford University.

In 1970, the California State Water Resources Control Board (“Water Board”) issued Waste Discharge Requirements (“WDRs”) to the New Idria Mining and Chemical Company, covering the discharge of mill wastes, mine water and sewage effluent into San Carlos Creek. In 1975, the Water Board sampled water in the Creek and found elevated levels of contaminants from the New Idria Mercury Mine, and issued the company an order to stop releases from the mine into the creek. The company built a small dam to hold back water from entering the creek. However, in 1976, the Water Board and the EPA received information that discharges from the mine were still impacting the creek.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 13

18. Response Actions

In 1997, EPA completed a preliminary assessment and site investigation (“PA/SI”), the first step in assessing a site under the Superfund program. The PA/SI included the collection of soil, tailings, water and sediment samples from the Site and surface water locations upstream and downstream of the Site.

In 2010, EPA conducted an Expanded Site Inspection (“ESI) of the Site and streams draining the Site. Samples were collected from the source areas, including the calcine tailings and AMD, as well as the surface water pathway along San Carlos, Silver and Panoche Creeks. EPA also conducted an assessment of wetlands located along the surface water pathway and documented their presence from the Site to Panoche Creek.

The 2010 ESI demonstrated that the calcine tailings contained mercury, and that mercury concentrations increased in surface water samples collected from the AMD as it flowed from the No. 10 Portal over the tailings toward San Carlos Creek. ESI sampling documented releases of aluminum, arsenic, copper, iron, mercury, nickel, selenium and zinc in San Carlos Creek, and of mercury in the entire length of Silver Creek to Panoche Creek, nearly 20 miles downstream from the Site. Sampling results found that mercury concentrations significantly exceeded background concentrations in the surface water pathway leading to Panoche Creek.

The Site was proposed for listing on the EPA National Priority List (“NPL”) pursuant to CERCLA Section 105, 42 U.S.C. § 9605, in March 2011, and was listed on the NPL on September 16, 2011 (76 FR 57662).

EPA performed a removal action to reduce the release of contaminants from the Site. These actions included: rerouting of the AMD from the No. 10 Portal so that it does not run directly through the tailings piles; expansion of a settling pool for the AMD to increase storage capacity and allow some of the metals to settle out prior to its discharge into San Carlos Creek; construction of surface water diversions to redirect intermittent stream and stormwater flow; and improvements to Site security.

In 2015, pursuant to a Unilateral Administrative Order effective December 10, 2015, Respondent undertook a removal action to stabilize the tailings pile around the pipeline, and to excavate more capacity in the settling pond. These were interim response actions intended to provide capacity and stabilization in advance of an expected El Nino (i.e., heavy rain) winter.

19. Potentially Responsible Parties

Respondent Buckhorn, Inc. is incorporated in Ohio. Buckhorn, Inc., a subsidiary of Myers Industries, Inc., is a provider of reusable plastic packaging systems, and the successor in interest to the New Idria Quicksilver Mining Company (Nevada), later known as the New Idria Mining and Chemical Company and as New Idria, Inc., a former owner and operator of the New Idria Mercury Mine.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 14

VI. CONCLUSIONS OF LAW AND DETERMINATIONS

Based on the Findings of Fact set forth above, EPA has determined that:

20. The New Idria Mercury Mine is a “facility” as defined in Section 101(9) of CERCLA, 42 U.S.C. § 9601(9).

21. The contamination found at the Site, as identified in the Findings of Fact above, includes “hazardous substances” as defined in Section 101(14) of CERCLA, 42 U.S.C. §§ 9601(14), and/or constitutes “any pollutant or contaminant” that may present an imminent and substantial danger to public health or welfare under Section 104(a)(1) of CERCLA, 42 U.S.C. § 9604(a)(1).

22. The conditions described in the Findings of Fact above constitute an actual and/or threatened “release” of a hazardous substance from the facility as defined in Section 101(22) of CERCLA, 42 U.S.C. § 9601(22).

23. Respondent is a “person” as defined in Section 101(21) of CERCLA, 42 U.S.C. §

9601(21).

24. Buckhorn, Inc. is a responsible party under Sections 104, 107 and 122 of CERCLA, 42 U.S.C. §§ 9604, 9607 and 9622.

25. Buckhorn, Inc. is a successor in interest to the New Idria Quicksilver Mining Company (Nevada), which owned and operated the New Idria Mercury Mine, and is therefore a responsible party under Section 107(a) of CERCLA, 42 U.S.C. § 9607(a). Respondent Buckhorn, Inc.:

(a)	is a person who either generated hazardous substances or pollutants or contaminants found at the Site, or

(b)

at the time of disposal of any hazardous substances or pollutants or contaminants at the Site owned and operated the New Idria Mercury Mine, as defined by Section 101(20) of CERCLA, 42 U.S.C. § 9601(20).

26. The actions required by this Settlement Agreement are necessary to protect the public health, welfare or the environment, are in the public interest as required under CERCLA Section 122(a), 42 U.S.C. § 9622(a), are consistent with CERCLA and the NCP, as required under CERCLA Sections 106(a)(1) and 122(a), 42 U.S.C. §§ 9604(a)(1), 9622(a), and will expedite effective remedial action and minimize litigation as required under CERCLA Section 122(a), 42 U.S.C. § 9622(a).

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 15

27. EPA has determined that Respondent is qualified to conduct the RI/FS within the meaning of Section 104(a) of CERCLA, 42 U.S.C. § 9604(a), and will carry out the Work properly and promptly, in accordance with Sections 104(a) and 122(a) of CERCLA, 42 U.S.C. §§ 9604(a) and 9622(a), if Respondent complies with the terms of this Settlement Agreement.

VII. SETTLEMENT AGREEMENT AND ORDER

28. Based upon the foregoing Findings of Fact and Conclusions of Law and Determinations, it is hereby Ordered and Agreed that Respondent shall comply with all provisions of this Settlement Agreement, including, but not limited to, all appendices to this Settlement Agreement and all documents incorporated by reference into this Settlement Agreement.

VIII. DESIGNATION OF CONTRACTORS AND PROJECT COORDINATORS

29. Selection of Contractors, Personnel. All Work performed under this Settlement Agreement shall be under the direction and supervision of qualified personnel (“Qualified Personnel”). Within 30 days after the Effective Date, and before the Work outlined below begins, Respondent shall notify EPA in writing of the names, titles, and qualifications of the Qualified Personnel, including contractors, subcontractors, consultants and laboratories to be used in carrying out such Work. With respect to any proposed contractor, Respondent shall demonstrate that the proposed contractor has a quality system which complies with ANSI/ASQC E4-1994, “Specifications and Guidelines for Quality Systems for Environmental Data Collection and Environmental Technology Programs,” (American National Standard, January 5, 1995, or most recent version), by submitting a copy of the proposed contractor’s Quality Management Plan (“QMP”). The QMP should be prepared in accordance with “EPA Requirements for Quality Management Plans (QA/R-2),” (EPA/240/B-01/002, March 2001; Reissued May 2006) or equivalent documentation as determined by EPA. The qualifications of the Qualified Personnel undertaking the Work for Respondent shall be subject to EPA’s review, for verification that such persons meet minimum technical background and experience requirements. If EPA disapproves in writing of any such person’s technical qualifications, Respondent shall notify EPA of the identity and qualifications of the replacements within 30 days after the written notice. If EPA subsequently disapproves of the replacement, EPA reserves the right to terminate this Settlement Agreement and to conduct a complete RI/FS, and to seek reimbursement for costs and penalties from Respondent. During the course of the RI/FS, Respondent shall notify EPA in writing of any changes or additions in the Qualified Personnel used to carry out such Work, providing their names, titles, and qualifications. EPA shall have the same right to disapprove changes and additions to personnel as it has hereunder regarding the initial notification.

30. Respondent has designated, and EPA has approved, Doug Christoff, Corporate Safety Manager for Myers Industries, Inc., as Project Coordinator, and Chris Stubbs and David Liu as Alternative Project Coordinators. Respondent’s Project Coordinators shall be responsible for administration of all actions by Respondent required by this Settlement Agreement. To the

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 16

greatest extent possible, Respondent’s Project Coordinator or Alternative Project Coordinator shall be present on Site or readily available during Site Work. Respondent shall have the right to change its Project Coordinator, subject to EPA’s right to disapprove. Respondent shall notify EPA 14 days before such a change is made. The initial notification may be made orally, but shall be promptly followed by a written notification including the proposed new Project Coordinator’s name, address, telephone number and qualifications. Receipt by Respondent’s Project Coordinator of any notice or communication from EPA relating to this Settlement Agreement shall constitute receipt by Respondent. Documents to be submitted to Respondent shall be sent to

Doug Christoff

Corporate Safety Manager

Myers Industries, Inc.

1293 South Main Street

Akron, OH 44301

31. EPA has designated Bianca Handley of the Region IX Superfund Program as the Remedial Project Manager (“RPM”) and EPA’s Project Coordinator. EPA will notify Respondent of a change of its designated Project Coordinator. Except as otherwise provided in this Settlement Agreement, Respondent shall direct all submissions required by this Settlement Agreement to the Project Coordinator at:

Bianca Handley

U.S. Environmental Protection Agency Region IX

75 Hawthorne St. (Mail Code SFD7-1)

San Francisco, CA 94105

Or by email to handley.bianca@epa.gov

32. EPA’s Project Coordinator shall have the authority lawfully vested in an RPM and On-Scene Coordinator (“OSC”) by the NCP. In addition, EPA’s Project Coordinator shall have the authority, consistent with the NCP, to halt any Work required by this Settlement Agreement, and to take any necessary response action when s/he determines that conditions at the Site may present an immediate endangerment to public health or welfare or the environment. The absence of the EPA Project Coordinator from the area under study pursuant to this Settlement Agreement shall not be cause for the stoppage or delay of Work.

33. EPA shall arrange for one or more qualified person(s) to assist in its oversight and review of the conduct of the RI/FS, as required by Section 104(a) of CERCLA, 42 U.S.C. Section 9604(a). Such person(s) shall have the authority to observe Work and make inquiries in the absence of EPA, but not to modify the RI/FS Work Plan, as defined by § 2.2 of the SOW.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 17

IX. WORK TO BE PERFORMED

34. Respondent shall conduct the RI/FS and prepare all plans in accordance with the provisions of this Settlement Agreement, the SOW, CERCLA, the NCP and EPA guidance, including, but not limited to the “Interim Final Guidance for Conducting Remedial Investigations and Feasibility Studies under CERCLA” (“RI/FS Guidance”) (OSWER Directive # 9355.3-01, October 1988 or subsequently issued guidance), “Guidance for Data Useability in Risk Assessment” (OSWER Directive #9285.7-05-09A, April 1992, or subsequently issued guidance), and guidance referenced therein, and guidances referenced in the SOW, as may be amended or modified by EPA. The Remedial Investigation (“RI”) shall consist of collecting data to characterize Site conditions, determining the nature and extent of the contamination at or from the Site, assessing risk to human health and the environment and conducting treatability testing as necessary to evaluate the potential performance and cost of the treatment technologies that are being considered. The Feasibility Study (“FS”) shall determine and evaluate (based on treatability testing, where appropriate) alternatives for remedial action to prevent, mitigate or otherwise respond to or remedy the release or threatened release of hazardous substances, pollutants, or contaminants at or from the Site. The alternatives evaluated must include, but shall not be limited to, the range of alternatives described in the NCP, and shall include remedial actions that utilize permanent solutions and alternative treatment technologies or resource recovery technologies to the maximum extent practicable. In evaluating the alternatives, Respondent shall address the factors required to be taken into account by Section 121 of CERCLA, 42 U.S.C. § 9621, and Section 300.430(e) of the NCP, 40 C.F.R. § 300.430(e).

35. Modification of the RI/FS Work Plan.

a. If at any time during the RI/FS process, Respondent identifies a need for additional data, Respondent shall submit a memorandum documenting the need for additional data to the EPA Project Coordinator within 28 days after identification. EPA in its discretion will determine whether the additional data will be collected by Respondent and whether it will be incorporated into plans, reports and other deliverables.

b. In the event of unanticipated or changed circumstances at the Site, Respondent shall notify the EPA Project Coordinator by telephone or email within 72 hours of discovery of the unanticipated or changed circumstances. In the event that EPA determines that the unanticipated or changed circumstances warrant changes in the RI/FS Work Plan, EPA shall modify or amend the RI/FS Work Plan in writing accordingly. Respondent shall perform the RI/FS Work Plan as modified or amended.

c. EPA may determine that in addition to tasks defined in the initially approved RI/FS Work Plan, other additional Work may be necessary to accomplish the objectives of the RI/FS. Respondent agrees to perform these response actions in addition to those required by the initially approved RI/FS Work Plan, including any approved modifications, if EPA determines that such actions are necessary for a complete RI/FS.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 18

d. Respondent shall confirm its willingness to perform the additional Work in writing to EPA within 7 days after receipt of the EPA request. If Respondent objects to any modification determined by EPA to be necessary pursuant to this Paragraph, Respondent may seek dispute resolution pursuant to Section XV (Dispute Resolution). The SOW and/or RI/FS Work Plan shall be modified in accordance with the final resolution of the dispute.

e. Respondent shall complete the additional Work according to the standards, specifications, and schedule set forth or approved by EPA in a written modification to the RI/FS Work Plan or written RI/FS Work Plan supplement. EPA reserves the right to conduct the Work itself at any point, to seek reimbursement from Respondent, and/or to seek any other appropriate relief.

f. Nothing in this Paragraph shall be construed to limit EPA’s authority to require performance of further response actions at the Site.

36. Meetings. Respondent shall make presentations at, and participate in, meetings at the request of EPA during the initiation, conduct, and completion of the RI/FS. In addition to discussion of the technical aspects of the RI/FS, topics will include anticipated problems or new issues. Meetings will be scheduled at EPA’s discretion.

37. Progress Reports. In addition to the plans, reports and other deliverables set forth in this Settlement Agreement, Respondent shall provide to EPA monthly progress reports as specified in the SOW.

38. Emergency Response and Notification of Releases.

Emergency Response. If any event occurs during performance of the Work that causes or threatens to cause a release of Waste Material on, at, or from the Site that either constitutes an emergency situation or that may present an immediate threat to public health or welfare or the environment, Respondent shall immediately take all appropriate action to prevent, abate, or minimize such release or threat of release. Respondent shall take these actions in accordance with all applicable provisions of this Settlement Agreement, including, but not limited to, the Health and Safety Plan, and the Emergency Response provisions of the Work Plan. Respondent shall also immediately notify EPA’s Project Coordinator or, in the event of his/her unavailability, the OSC or the Regional Duty Officer at (800) 300-2193 of the incident or Site conditions. In the event that Respondent fails to take appropriate response action as required by this Paragraph, and EPA takes such action instead, Respondent shall reimburse EPA for all costs of such response action not inconsistent with the NCP pursuant to Section XVIII (Payment of Response Costs).

Release Reporting. Upon the occurrence of any event during performance of the Work that Respondent is required to report pursuant to Section 103 of CERCLA, 42 U.S.C. § 9603, or Section 304 of the Emergency Planning and Community Right-to-know Act of 1986 (EPCRA), 42 U.S.C. § 11004, Respondent shall immediately orally notify EPA’s Project Coordinator or, in the event of his/her unavailability, the OSC or the Regional Duty Officer at (800) 300-2193, and the National Response Center at (800) 424-8802. This reporting requirement is in addition to, and not in lieu of, reporting under Section 103(c) of CERCLA, 42 U.S.C. § 9603(c), and Section 304 of EPCRA, 42 U.S.C. § 11004.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 19

For any event covered under this Section, Respondent shall submit a written report to EPA within 7 days after the onset of such event, setting forth the action or event that occurred and the measures taken, and to be taken, to mitigate any release or threat of release or endangerment caused or threatened by the release and to prevent the reoccurrence of such a release or threat of release.

X. EPA APPROVAL OF PLANS AND OTHER SUBMISSIONS

39. After review of any plan, report or other item that is required to be submitted for approval pursuant to this Settlement Agreement, in a notice to Respondent EPA shall: (a) approve, in whole or in part, the submission; (b) approve the submission upon specified conditions; (c) modify the submission to cure the deficiencies; (d) disapprove, in whole or in part, the submission, directing that Respondent modify the submission; or (e) any combination of the above. However, EPA shall not modify a submission without first providing Respondent at least one notice of deficiency and an opportunity to cure within 30 days, except where to do so would cause serious disruption to the Work or where previous submission(s) have been disapproved due to material defects.

40. In the event of approval, approval upon conditions, or modification by EPA, pursuant to Subparagraph 39(a), (b), (c) or (e), Respondent shall proceed to take any action required by the plan, report or other deliverable, as approved or modified by EPA subject only to its right to invoke the Dispute Resolution procedures set forth in Section XV (Dispute Resolution) with respect to the modifications or conditions made by EPA. Following EPA approval or modification of a submission or portion thereof, Respondent shall not thereafter alter or amend such submission or portion thereof unless directed by EPA. In the event that EPA modifies the submission to cure the deficiencies pursuant to Subparagraph 39(c) and the submission had a material defect, EPA retains the right to seek stipulated penalties, as provided in Section XVI (Stipulated Penalties).

41. Resubmission.

a. Upon receipt of a notice of disapproval, Respondent shall, within 30 days or such longer time as specified by EPA in such notice, correct the deficiencies and resubmit the plan, report, or other deliverable for approval. Any stipulated penalties applicable to the submission, as provided in Section XVI (Stipulated Penalties), shall accrue during the 30-day period or otherwise specified period but shall not be payable unless the resubmission is disapproved or modified due to a material defect as provided in Paragraphs 39 and 40, respectively.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 20

b. Notwithstanding the receipt of a notice of disapproval, Respondent shall proceed to take any action required by any non-deficient portion of the submission, unless otherwise directed by EPA. Implementation of any non-deficient portion of a submission shall not relieve Respondent of any liability for stipulated penalties under Section XVI (Stipulated Penalties).

c. Respondent shall not proceed with any activities or tasks dependent on the deliverables listed in Attachment 1 to the SOW and the Community Involvement Plan (“CIP”) until receiving EPA approval, approval on condition, or modification of such deliverables. While awaiting EPA approval, approval on condition or modification of these deliverables, Respondent shall proceed with all other tasks and activities that may be conducted independently of these deliverables, in accordance with the schedule set forth under this Settlement Agreement.

d. For all remaining deliverables not listed above in Subparagraph 41.c., Respondent shall proceed will all subsequent tasks, activities and deliverables without awaiting EPA approval on the submitted deliverable. EPA reserves the right to stop Respondent from proceeding further, either temporarily or permanently, on any task, activity or deliverable at any point during the RI/FS.

42. If EPA disapproves a resubmitted plan, report or other deliverable, or portion thereof, EPA may again direct Respondent to correct the deficiencies. EPA shall also retain the right to modify or develop the plan, report or other deliverable. Respondent shall implement any such plan, report, or deliverable as corrected, modified or developed by EPA, subject only to Respondent’s right to invoke the procedures set forth in Section XV (Dispute Resolution).

43. If upon resubmission, a plan, report, or other deliverable is disapproved or modified by EPA due to a material defect, Respondent shall be deemed to have failed to submit such plan, report, or other deliverable timely and adequately unless Respondent invokes the dispute resolution procedures in accordance with Section XV (Dispute Resolution) and EPA’s action is revoked or substantially modified pursuant to a Dispute Resolution decision issued by EPA or superseded by an agreement reached pursuant to that Section. The provisions of Section XV (Dispute Resolution) and Section XVI (Stipulated Penalties) shall govern the implementation of the Work and accrual and payment of any stipulated penalties during Dispute Resolution. If EPA’s disapproval or modification is not otherwise revoked, substantially modified or superseded as a result of a decision or agreement reached pursuant to the Dispute Resolution process set forth in Section XV, stipulated penalties shall accrue for such violation from the date on which the initial submission was originally required, as provided in Section XVI.

44. In the event that EPA takes over some of the tasks, but not the preparation of the RI Report or the FS Report, Respondent shall incorporate and integrate information supplied by EPA into the final reports.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 21

45. All plans, reports, and other deliverables submitted to EPA under this Settlement Agreement shall, upon approval or modification by EPA, be incorporated into and enforceable under this Settlement Agreement. In the event EPA approves or modifies a portion of a plan, report, or other deliverable submitted to EPA under this Settlement Agreement, the approved or modified portion shall be incorporated into and enforceable under this Settlement Agreement.

46. Neither failure of EPA to expressly approve or disapprove of Respondent’s submissions within a specified time period, nor the absence of comments, shall be construed as approval by EPA. Whether or not EPA gives express approval for Respondent’s deliverables, Respondent is responsible for preparing deliverables acceptable to EPA.

XI. QUALITY ASSURANCE, SAMPLING, AND ACCESS TO INFORMATION

47. Quality Assurance. Respondent shall assure that Work performed, samples taken and analyses conducted conform to the requirements of the SOW, the QAPP and guidances identified therein. Respondent will assure that field personnel used by Respondent are properly trained in the use of field equipment and in chain of custody procedures.

48. Sampling.

a. All results of sampling, tests, modeling or other data (including raw data) generated by Respondent, or on Respondent’s behalf, during the period that this Settlement Agreement is effective, shall be submitted to EPA in the next monthly progress report as described in Paragraph 37 of this Settlement Agreement. EPA will make available to Respondent validated data generated by EPA unless it is exempt from disclosure by any federal or state law or regulation.

b. Respondent shall orally notify EPA at least 14 days prior to conducting significant field events as described in the SOW, RI/FS Work Plan or Sampling and Analysis Plan. At EPA’s oral or written request, or the request of EPA’s oversight assistant, Respondent shall allow split or duplicate samples to be taken by EPA (and its authorized representatives) or the State of any samples collected in implementing this Settlement Agreement. All split samples of Respondent’s shall be analyzed by the methods identified in the QAPP.

49. Access to Information.

a. Respondent shall provide to EPA and the State, upon request, copies of all records, reports, documents and other information (including records, reports, documents and other information in electronic form) (hereinafter referred to as “Records”) within its possession or control or that of its contractors or agents relating to activities at the Site or to the implementation of this Settlement Agreement, including, but not limited to, sampling, analysis, chain of custody records, manifests, trucking logs, receipts, reports, sample traffic routing, correspondence, or other documents or information related to the Work. Respondent shall also make available to EPA and the State, for purposes of investigation, information gathering, or testimony, its employees, agents, or representatives with knowledge of relevant facts concerning the performance of the Work. Information to be provided to the State shall be provided to:

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 22

Daniel Carlson, CEG, CHG

Senior Engineering Geologist

Title 27, SWAMP Unit

Central Valley Water Board

1685 E. Street

Fresno, CA 93706

b. Respondent may assert business confidentiality claims covering part or all of the Records submitted to EPA and the State under this Settlement Agreement to the extent permitted by and in accordance with Section 104(e)(7) of CERCLA, 42 U.S.C. § 9604(e)(7), and 40 C.F.R. § 2.203(b). Records determined to be confidential by EPA will be afforded the protection specified in 40 C.F.R. Part 2, Subpart B. If no claim of confidentiality accompanies Records when they are submitted to EPA and the State, or if EPA has notified Respondent that the Records are not confidential under the standards of Section 104(e)(7) of CERCLA or 40 C.F.R. Part 2, Subpart B, the public may be given access to such Records without further notice to Respondent. Respondent shall segregate and clearly identify all Records submitted under this Settlement Agreement for which Respondent asserts business confidentiality claims.

c. Respondent may assert that certain Records are privileged under the attorney-client privilege or any other privilege recognized by federal law. If a claim of privilege or protection applies only to a portion of a Record, Respondent shall provide the Record to EPA and the State in redacted form to mask the privileged or protected portion only. If the Respondent asserts such a privilege in lieu of providing Records, they shall provide EPA and the State with the following: (i) the title of the Record; (ii) the date of the Record; (iii) the name, title, affiliation (e.g., company or firm) and address of the author of the Record; (iv) the name and title of each addressee and recipient; (v) a description of the contents of the Record; and (vi) the privilege asserted by Respondent. With respect to routine confidential communications, including invoices for attorneys’ and consultants’ fees, that are subject to the attorney client privilege, and to draft expert reports, and other privileged documents prepared in anticipation of cost recovery or contribution litigation, Respondent may provide a generalized description of Records and need not index them as otherwise provided in this Subparagraph. However, no Records created or generated pursuant to a requirement of this Settlement Agreement shall be withheld on the grounds that it is privileged or confidential.

d. No claim of confidentiality shall be made with respect to any data, including, but not limited to, all sampling, analytical, monitoring, hydrogeologic, scientific, chemical, or engineering data, or any other Records evidencing conditions at or around the Site.

e. Respondent shall retain all Records that it claims to be privileged or protected until EPA and the State have had a reasonable opportunity to dispute the privilege or protection claim and any such dispute has been resolved in Respondent’s favor.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 23

50. In entering into this Settlement Agreement, Respondent waives any objections to any data gathered, generated, or evaluated by EPA, the State, or Respondent in the performance or oversight of the Work that has been verified according to the quality assurance/quality control (“QA/QC”) procedures required by the Settlement Agreement or any EPA-approved RI/FS Work Plans or Sampling and Analysis Plans. If Respondent objects to any other data relating to the RI/FS, Respondent shall submit to EPA a report that specifically identifies and explains its objections, describes the acceptable uses of the data, if any, and identifies any limitations to the use of the data. The report must be submitted to EPA within 15 days after the monthly progress report containing the data.

XII. SITE ACCESS AND INSTITUTIONAL CONTROLS

51. If the Site, or any other property where access is needed to implement this Settlement Agreement, is owned or controlled by Respondent, Respondent shall, commencing on the Effective Date, provide EPA, the State, and their representatives, including contractors, with access at all reasonable times to the Site, or such other property, for the purpose of conducting any activity related to this Settlement Agreement.

52. Where any action under this Settlement Agreement is to be performed in areas owned by or in possession of someone other than Respondent, Respondent shall use its best efforts to obtain all necessary access agreements within 30 days after the Effective Date, or as otherwise specified in writing by the EPA Project Coordinator. Respondent shall immediately notify EPA if after using its best efforts it is unable to obtain such agreements. For purposes of this Paragraph, “best efforts” includes the payment of reasonable sums of money in consideration of access. Respondent shall describe in writing its efforts to obtain access. If Respondent cannot obtain access agreements, EPA may either (a) obtain access for Respondent or assist Respondent in gaining access, to the extent necessary to effectuate the response actions described in this Settlement Agreement, using such means as EPA deems appropriate; (b) perform those tasks or activities with EPA contractors; or (c) terminate the Settlement Agreement. Respondent shall reimburse EPA for all costs and attorney’s fees incurred by the United States in obtaining such access, in accordance with the procedures in Section XVIII (Payment of Response Costs). If EPA performs those tasks or activities with EPA contractors and does not terminate the Settlement Agreement, Respondent shall perform all other tasks or activities not requiring access to that property, and shall reimburse EPA for all costs incurred in performing such tasks or activities. Respondent shall integrate the results of any such tasks or activities undertaken by EPA into its plans, reports and other deliverables.

53. Notwithstanding any provision of this Settlement Agreement, EPA retains all of its access authorities and rights as well as all of its rights to require land/water or other resource use restrictions, including enforcement authorities related thereto, under CERCLA, RCRA, and any other applicable statutes or regulations.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 24

XIII. COMPLIANCE WITH OTHER LAWS

54. Respondent shall comply with all applicable state and federal laws and regulations when performing the RI/FS. No local, state, or federal permit shall be required for any portion of any action conducted entirely on-Site, including studies, if the action is selected and carried out in compliance with Section 121 of CERCLA, 42 U.S.C. § 9621. Where any portion of the Work is to be conducted off-Site and requires a federal or state permit or approval, Respondent shall submit timely and complete applications and take all other actions necessary to obtain and to comply with all such permits and approvals. Off-Site shipments shall comply with the provisions in the SOW. This Settlement Agreement is not, and shall not be construed to be, a permit issued pursuant to any federal or state statute or regulation.

XIV. RETENTION OF RECORDS

55. During the pendency of this Settlement Agreement and for a minimum of 10 years after EPA provides Respondent with notice, pursuant to Section XXX (Notice of Completion of Work), that all Work has been fully performed in accordance with this Settlement, Respondent shall preserve and retain all non-identical copies of Records now in its possession or control or that come into its possession or control that relate in any manner to the performance of the Work or the liability of any person under CERCLA with respect to the Site, regardless of any corporate retention policy to the contrary. Until 10 years after commencement of construction of any remedial action, Respondent shall also instruct its contractors and agents to preserve all Records of whatever kind, nature or description relating to performance of the Work.

56. At the conclusion of this document retention period, Respondent shall notify EPA at least 90 days prior to the destruction of any such Records, and, upon request by EPA, Respondent shall deliver any such Records to EPA. Respondent may assert that certain Records are privileged under the attorney-client privilege or any other privilege recognized by federal law. If Respondent asserts such a privilege, it shall provide EPA with the following: (a) the title of the Record; (b) the date of the Record; (c) the name and title of the author of the Record; (d) the name and title of each addressee and recipient; (e) a description of the subject of the Record; and (f) the privilege asserted by Respondent. With respect to routine confidential communications, including invoices for attorneys’ and consultants’ fees, that are subject to the attorney client privilege, and to draft expert reports, and other privileged documents prepared in anticipation of cost recovery or contribution litigation, Respondent may provide a generalized description of Records and need not index them as otherwise provided in this Subparagraph. However, no Record created or generated pursuant to a requirement of this Settlement Agreement shall be withheld on the grounds that it is privileged or confidential.

57. Respondent hereby certifies that to the best of its knowledge and belief, after thorough inquiry, it has not altered, mutilated, discarded, destroyed or otherwise disposed of any Records (other than identical copies) relating to its potential liability regarding the Site since notification of potential liability by EPA or the filing of suit against it regarding the Site and that it has fully complied with any and all EPA requests for information pursuant to Sections 104(e) and 122(e) of CERCLA, 42 U.S.C. §§ 9604(e) and 9622(e), and Section 3007 of RCRA, 42 U.S.C. § 6927 and state law.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 25

XV. DISPUTE RESOLUTION

58. Unless otherwise expressly provided for in this Settlement Agreement, the dispute resolution procedures of this Section shall be the exclusive mechanism for resolving disputes arising under this Settlement Agreement. The Parties shall attempt to resolve any disagreements concerning this Settlement Agreement expeditiously and informally.

59. If Respondent objects to any action taken by EPA pursuant to this Settlement Agreement, it shall notify EPA in writing of its objection(s) within 14 days after such action, unless the objection(s) has/have been resolved informally. EPA and Respondent shall have 30 days from EPA’s receipt of Respondent’s written objection(s) to resolve the dispute (the “Negotiation Period”). The Negotiation Period may be extended at the sole discretion of EPA. Such extension may be granted orally but must be confirmed in writing.

60. Any agreement reached by the Parties pursuant to this Section shall be in writing and shall, upon signature by the Parties, be incorporated into and become an enforceable part of this Settlement Agreement. If the Parties are unable to reach an agreement within the Negotiation Period, the EPA Superfund Division Director will issue a written decision. EPA’s decision shall be incorporated into and become an enforceable part of this Settlement Agreement. Respondent’s obligations under this Settlement Agreement shall not be tolled by submission of any objection for dispute resolution under this Section. Following resolution of the dispute, as provided by this Section, Respondent shall fulfill the requirement that was the subject of the dispute in accordance with the agreement reached or with EPA’s decision, whichever occurs, and regardless of whether Respondent agrees with the decision.

XVI. STIPULATED PENALTIES

61. Respondent shall be liable to EPA for stipulated penalties in the amounts set forth in Paragraphs 62 and 63 for failure to comply with any of the requirements of this Settlement Agreement specified below unless excused under Section XVII (Force Majeure). “Compliance” by Respondent shall include completion of the Work under this Settlement Agreement or any activities contemplated under any RI/FS Work Plan or other plan approved under this Settlement Agreement identified below, in accordance with all applicable requirements of law, this Settlement Agreement, the SOW, and any plans or other documents approved by EPA pursuant to this Settlement Agreement and within the specified time schedules established by and approved under this Settlement Agreement.

62. Stipulated Penalty Amounts – Major Elements of Work and Primary Deliverables

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 26

a. The following stipulated penalties shall accrue per day for any noncompliance identified in Subparagraph 62(b):

Penalty Per Violation Per Day	Period of Noncompliance
$ 750	1st through 7th day
$ 1500	8th through 14th day
$ 3,000	15th through 30th day
$ 5,000	31st day and beyond
b. Compliance Milestones

Timely and adequate completion of the following shall be subject to the stipulated penalties set forth in Paragraph 62(a):

•	SAP and HSP for Remedial Investigation Field Work

•	Treatability Studies Report

•	Reuse Assessment

•	Final RI Report

•	Final FS Report

•	Final Interim Response Actions Completion Report

•	Establishment and maintenance of financial assurance in compliance with the timelines and other substantive and procedural requirements of Section XXVI (Financial Assurance).

63. Stipulated Penalty Amounts – Other Work

a. The following stipulated penalties shall accrue per violation per day for noncompliance identified in Subparagraph 63(b):

Penalty Per Violation Per Day	Period of Noncompliance
$ 500	1st through 7th day
$ 1,000	8th through 14th day
$ 2,000	15th through 30th day
$ 2,500	31st day and beyond

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 27

b. Compliance Milestones

Timely and adequate completion of the following, and any other violation of this Settlement Agreement, shall be subject to the stipulated penalties set forth in Subparagraph 63(a):

•	Any document listed in Attachment 1 to the SOW that is not listed in Subparagraph 62(b)

•	Completion of any Field Work according to the approved schedule in the Work Plan

64. In the event that EPA assumes performance of a portion or all of the Work pursuant to Paragraph 81 of Section XX (Reservation of Rights by EPA), Respondent shall be liable for a stipulated penalty in the amount of $200,000.

65. All penalties shall begin to accrue on the day after the complete performance is due or the day a violation occurs, and shall continue to accrue through the final day of the correction of the noncompliance or completion of the activity. However, stipulated penalties shall not accrue: (1) with respect to a deficient submission under Section X (EPA Approval of Plans and Other Submissions), during the period, if any, beginning on the 31st day after EPA’s receipt of such submission until the date that EPA notifies Respondent of any deficiency; and (2) with respect to a decision by the EPA management official designated in Paragraph 60 of Section XV (Dispute Resolution), during the period, if any, beginning on the 21st day after the Negotiation Period begins until the date that the EPA management official issues a final decision regarding such dispute. Nothing in this Settlement Agreement shall prevent the simultaneous accrual of separate penalties for separate violations of this Settlement Agreement.

66. Following EPA’s determination that Respondent has failed to comply with a requirement of this Settlement Agreement, EPA may give Respondent written notification of the same and describe the noncompliance. EPA may send Respondent a written demand for the payment of the penalties. However, penalties shall accrue as provided in the preceding Paragraph regardless of whether EPA has notified Respondent of a violation.

67. All penalties accruing under this Section shall be due and payable to EPA within 30 days of Respondent’s receipt from EPA of a demand for payment of the penalties, unless Respondent invokes the dispute resolution procedures under Section XV (Dispute Resolution).

a. All payments to EPA under this Section shall be paid by one of the methods specified below:

CHECK PAYMENTS

Checks must be Certified or Cashier’s Checks

Make Checks Payable to “U.S. EPA Hazardous Substances Superfund”

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 28

BY US MAIL:

US Environmental Protection Agency

Superfund Payments

Cincinnati Finance Center

PO Box 979076

St. Louis, MO 63197-9000

BY OVERNIGHT DELIVERY:

U.S. Bank

Government Lockbox 979076

1005 Convention Plaza

Mail Station SL-MO-C2-GL

Attn: Box 979076

St. Louis, MO 63101

Email: cinwd_acctsreceivable@epa.gov

WIRE TRANSFERS:

Wire transfers should be made by Fedwire Electronic Funds Transfer (“EFT”) directed to:

Federal Reserve Bank of New York

ABA: 021030004

Account: 68010727

SWIFT address: FRNYUS33

33 Liberty Street

New York NY 10045

Field Tag 4200 of the Fedwire message should read as follows:

“D 68010727 Environmental Protection Agency”

ACH - Also known as

Automated Clearinghouse (ACH) for receiving US currency

US Treasury REX/Cashlink ACH Receiver ABA: 051036706

Account Number: 310006, Environmental Protection Agency

CTS Format Transaction Code 22 – checking

Physical location of US Treasury Facility:

5700 Rivertech Court

Riverdale, MD 20737

1-800-327-0147

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 29

ON LINE PAYMENT:

The On Line Payment Option is available through the Department of Treasury.

This payment option can be accessed from the information below:

WWW.PAY.GOV

Enter sfo 1.1 in the search field

Open form and complete required fields.

All payments shall indicate that the payment is for stipulated penalties, and shall reference the EPA Region IX and Site ID Number 09K7, the EPA Docket Number AOC 2014-11, and the name and address of the party(ies) making payment.

b. Copies of check(s) paid pursuant to this Section, and any accompanying transmittal letter(s) shall be sent to EPA as provided in Paragraph 31 and to the EPA Cincinnati Finance Center by email at cinwd_acctsreceivable@epa.gov, or by mail to:

EPA Cincinnati Finance Office

26 W. Martin Luther King Drive

Cincinnati, Ohio 45268

Such notice shall reference Site/Spill ID Number 09K7 and the EPA Docket Number AOC 2014-11, and the name and address of the party(ies) making payment.

68. The payment of penalties shall not alter in any way Respondent’s obligation to complete performance of the Work required under this Settlement Agreement.

69. Penalties shall continue to accrue as provided in Paragraph 65 during any dispute resolution period, but need not be paid until 15 days after the dispute is resolved by agreement or by receipt of EPA’s decision.

70. If Respondent fails to pay stipulated penalties when due, EPA may institute proceedings to collect the penalties, as well as Interest. Respondent shall pay Interest on the unpaid balance, which shall begin to accrue on the date of demand made pursuant to Paragraph 67.

71. Nothing in this Settlement Agreement shall be construed as prohibiting, altering, or in any way limiting the ability of EPA to seek any other remedies or sanctions available by virtue of Respondent’s violation of this Settlement Agreement or of the statutes and regulations upon which it is based, including, but not limited to, penalties pursuant to Section 122(l) of CERCLA, 42 U.S.C. § 9622(l), and punitive damages pursuant to Section 107(c)(3) of CERCLA, 42 U.S.C. § 9607(c)(3). Provided, however, that EPA shall not seek civil penalties pursuant to Section

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 30

122(l) of CERCLA or punitive damages pursuant to Section 107(c)(3) of CERCLA for any violation for which a stipulated penalty is provided in this Settlement Agreement, except in the case of willful violation of this Settlement Agreement or in the event that EPA assumes performance of a portion or all of the Work pursuant to Paragraph 81 of Section XX (Reservation of Rights by EPA). Notwithstanding any other provision of this Section, EPA may, in its unreviewable discretion, waive any portion of stipulated penalties that have accrued pursuant to this Settlement Agreement.

XVII. FORCE MAJEURE

72. Respondent agrees to perform all requirements of this Settlement Agreement within the time limits established under this Settlement Agreement, unless the performance is delayed by a force majeure. For purposes of this Settlement Agreement, force majeure is defined as any event arising from causes beyond the control of Respondent or of any entity controlled by Respondent, including but not limited to its contractors and subcontractors, which delays or prevents performance of any obligation under this Settlement Agreement despite Respondent’s best efforts to fulfill the obligation. Force majeure does not include financial inability to complete the Work or increased cost of performance.

73. If any event occurs or has occurred that may delay the performance of any obligation under this Settlement Agreement, whether or not caused by a force majeure event, Respondent shall notify EPA orally within 72 hours of when Respondent first knew that the event might cause a delay. Within 7 days thereafter, Respondent shall provide to EPA in writing an explanation and description of the reasons for the delay; the anticipated duration of the delay; all actions taken or to be taken to prevent or minimize the delay; a schedule for implementation of any measures to be taken to prevent or mitigate the delay or the effect of the delay; Respondent’s rationale for attributing such delay to a force majeure event if it intends to assert such a claim; and a statement as to whether, in the opinion of Respondent, such event may cause or contribute to an endangerment to public health, welfare or the environment. Failure to comply with the above requirements shall preclude Respondent from asserting any claim of force majeure for that event for the period of time of such failure to comply and for any additional delay caused by such failure.

74. If EPA agrees that the delay or anticipated delay is attributable to a force majeure event, the time for performance of the obligations under this Settlement Agreement that are affected by the force majeure event will be extended by EPA for such time as is necessary to complete those obligations. An extension of the time for performance of the obligations affected by the force majeure event shall not, of itself, extend the time for performance of any other obligation. If EPA does not agree that the delay or anticipated delay has been or will be caused by a force majeure event, EPA will notify Respondent in writing of its decision. If EPA agrees that the delay is attributable to a force majeure event, EPA will notify Respondent in writing of the length of the extension, if any, for performance of the obligations affected by the force majeure event.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 31

XVIII. PAYMENT OF RESPONSE COSTS

75. Payments of Future Response Costs.

Respondent shall pay EPA all Future Response Costs not inconsistent with the NCP in accordance with the procedures set forth in this Section XVIII. All payments to EPA under this Section shall be paid by one of the methods specified below:

CHECK PAYMENTS

Checks must be Certified or Cashier’s Checks

Make Checks Payable to “U.S. EPA Hazardous Substances Superfund”

BY US MAIL:

US Environmental Protection Agency

Superfund Payments

Cincinnati Finance Center

PO Box 979076

St. Louis, MO 63197-9000

BY OVERNIGHT DELIVERY:

U.S. Bank

Government Lockbox 979076

1005 Convention Plaza

Mail Station SL-MO-C2-GL

Attn: Box 979076

St. Louis, MO 63101

Email: cinwd_acctsreceivable@epa.gov

WIRE TRANSFERS:

Wire transfers should be made by Fedwire Electronic Funds Transfer (“EFT”) directed to:

Federal Reserve Bank of New York

ABA: 021030004

Account: 68010727

SWIFT address: FRNYUS33

33 Liberty Street

New York NY 10045

Field Tag 4200 of the Fedwire message should read as follows:

“D 68010727 Environmental Protection Agency”

ACH - Also known as REX (remittance express)

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 32

Automated Clearinghouse (ACH) for receiving US currency

US Treasury REX/Cashlink ACH Receiver

ABA: 051036706

Account Number: 310006, Environmental Protection Agency

CTS Format Transaction Code 22 – checking

Physical location of US Treasury Facility:

5700 Rivertech Court

Riverdale, MD 20737

1-800-327-0147

ON LINE PAYMENT:

The On Line Payment Option is available through the Department of Treasury.

This payment option can be accessed from the information below:

WWW.PAY.GOV

Enter sfo 1.1 in the search field

Open form and complete required fields.

All payments shall reference the EPA Region IX and Site ID Number 09K7, the EPA Docket Number AOC 2014-11, and the name and address of the party(ies) making payment.

Copies of check(s) paid pursuant to this Section, and any accompanying transmittal letter(s) shall be sent to EPA as provided in Paragraph 31 and to the EPA Cincinnati Finance Center by email at cinwd_acctsreceivable@epa.gov, or by mail to:

EPA Cincinnati Finance Office

26 W. Martin Luther King Drive

Cincinnati, Ohio 45268

Such notice shall reference Site/Spill ID Number 09K7 and the EPA Docket Number AOC 2014-11, and the name and address of the party(ies) making payment.

a. Prepayment of Future Response Costs.

Within 30 days after the Effective Date, Respondent shall pay to EPA $175,000 as Prepaid Future Response Costs. Respondent shall make payment by Fedwire Electronic Funds Transfer (EFT) in accordance with Paragraph 75. The total amount paid shall be deposited by EPA in the New Idria Mercury Mine Site Special Account. These funds shall be retained and used by EPA to conduct or finance future response actions at or in connection with the Site.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 33

b. Periodic Bills.

On a periodic basis, EPA will send Respondent a bill for Future Response Costs requiring payment that includes a cost summary listing the direct and indirect costs incurred by EPA and its contractors, subcontractors and the Department of Justice. Respondent shall make all payments within 30 days of receipt of each bill requiring payment, except as otherwise provided in Paragraph 77 of this Settlement Agreement. At the time of payment, Respondent shall send notice that payment has been made and identifying the name and address of the party(ies) making payment, the Site name, the EPA Region and Site/Spill ID number 09K7, and the EPA docket number for this action, AOC 2014-11 to both:

Bianca Handley

U.S. Environmental Protection Agency Region IX

75 Hawthorne St. (Mail Code SFD7-1)

San Francisco, CA 94105

Or by email to: handley.bianca@epa.gov

and

EPA Cincinnati Finance Office

26 Martin Luther King Drive

Cincinnati, Ohio 45268

Or by email to CINWD_AcctsReceivable@epa.gov

c. Credit and Deposit of Future Response Cost Payments.

All payments made by Respondent pursuant to this Paragraph 75 shall be credited against its obligation to pay Future Response Costs, regardless of the accounts into which EPA deposits or transfers such payments. The total amount to be paid by Respondent pursuant to this Paragraph 75 shall be deposited in the New Idria Mercury Mine Site Special Account within the EPA Hazardous Substance Superfund to be retained and used to conduct or finance response actions at or in connection with the Site, or to be transferred by EPA to the EPA Hazardous Substance Superfund, provided, however, that EPA may deposit a Future Response Cost payment directly into the EPA Hazardous Substance Superfund if, at the time the payment is received, EPA estimates that the New Idria Mercury Mine Special Account balance is sufficient to address currently anticipated future response actions to be conducted or financed by EPA at or in connection with the Site. Any decision by EPA to deposit a Future Response Costs payment directly into the EPA Hazardous Substance Superfund shall not be subject to challenge by Respondent pursuant to the dispute resolution provisions of this Settlement or in any other forum.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 34

d. Accounting and Application of Unused Amount.

After EPA issues the Notice of Completion of Work pursuant to Paragraph 112 and an accounting of the New Idria Mercury Mine Site Future Response Costs Special Account — including crediting Respondent for any amounts received under Paragraph 75.a. (Prepayment of Future Response Costs) 75.b. (Periodic Bills) — EPA will offset the final Future Response Costs bill by the unused amount paid by Respondent pursuant to Paragraph 75a. (Prepayment of Future Response Costs) or Paragraph 75b. (Periodic Bills), and/or EPA will apply any unused amount paid by Respondent pursuant to Paragraph 75a. (Prepayment of Future Response Costs) or 75b. (Periodic Bills) to any other unreimbursed response costs or response actions remaining at the Site. Any decision by EPA to apply unused amounts to unreimbursed response costs or response actions remaining at the Site shall not be subject to challenge by Respondent pursuant to the dispute resolution provisions of this Settlement or in any other forum.

76. In the event that any payment for Future Response Costs is not made by the date required, Respondent shall pay Interest on the unpaid balance. The Interest on Prepaid Future Response Costs shall begin to accrue on the Effective Date. The interest on all subsequent unpaid Future Response Costs shall begin to accrue on the date of the bill and shall continue to accrue until the date of payment. If EPA receives a partial payment, Interest shall accrue on any unpaid balance. Payments of Interest made under this Paragraph shall be in addition to such other remedies or sanctions available to the United States by virtue of Respondent’s failure to make timely payments under this Section, including but not limited to payments of stipulated penalties pursuant to Section XVI. Respondent shall make all payments required by this Paragraph in the manner described in Paragraph 75.

77. Respondent may initiate the procedures of Section XV (Dispute Resolution) regarding payment of any Future Response Costs billed under Paragraph 75.b., or application of credit toward any Future Response Costs under Paragraph 75.d. if it determines that EPA has made a mathematical error or included a cost item that is not within the definition of Future Response Costs, or if it believes EPA incurred excess costs as a direct result of an EPA action that was inconsistent with a specific provision of the NCP. To initiate such a dispute, Respondent shall submit a Notice of Dispute in writing within 30 days after receipt of the bill to the EPA Project Coordinator. Any such Notice of Dispute shall specifically identify the contested Future Response Costs and the basis for objection. In the event of an objection to the payment of Future Response Costs billed pursuant to Subparagraph 75.b., Respondent shall within the 30 day period, also as a requirement for initiating the dispute (a) pay all uncontested Future Response Costs to EPA in the manner described in Paragraph 75 and (b) establish, in a duly chartered bank or trust company, an interest-bearing escrow account that is insured by the Federal Deposit Insurance Corporation, and remit to that escrow account funds equivalent to the amount of the contested Future Response Costs. Respondent shall send to the EPA Project Coordinator a copy of the transmittal letter and check paying the uncontested Future Response Costs, and a copy of the correspondence that establishes and funds the escrow account, including, but not limited to, information containing the identity of the bank and bank account under which the escrow account is established as well as a bank statement showing the initial balance of the escrow account. If EPA prevails in the dispute, within 5 days after the resolution of the dispute,

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 35

Respondent shall pay the sums due (with accrued interest) to EPA in the manner described in Paragraph 75. If Respondent prevails concerning any aspect of the contested costs, Respondent shall pay the sums due (plus associated accrued interest) for which they did not prevail to EPA in the manner described in Paragraph 75. Respondent shall be disbursed any balance of the escrow account. The dispute resolution procedures set forth in this Paragraph in conjunction with the procedures set forth in Section XV (Dispute Resolution) shall be the exclusive mechanisms for resolving disputes regarding Respondent’s obligation to reimburse EPA for its Future Response Costs. In the event Respondent prevails concerning the application of the offset by EPA pursuant to Subparagraph 75.d., EPA shall correct the application of the offset in accordance with the decision.

XIX. COVENANT NOT TO SUE BY EPA

78. In consideration of the actions that will be performed and the payments that will be made by Respondent under the terms of this Settlement Agreement, and except as otherwise specifically provided in this Settlement Agreement, EPA covenants not to sue or to take administrative action against Respondent pursuant to Sections 106 and 107(a) of CERCLA, 42 U.S.C. §§ 9606 and 9607(a), for the Work and Future Response Costs. This covenant not to sue shall take effect upon the Effective Date. This covenant not to sue is conditioned upon the complete and satisfactory performance by Respondent of its obligations under this Settlement Agreement, including, but not limited to, payment of Future Response Costs pursuant to Section XVIII. This covenant not to sue extends only to Respondent and does not extend to any other person.

XX. RESERVATIONS OF RIGHTS BY EPA

79. Except as specifically provided in this Settlement Agreement, nothing in this Settlement Agreement shall limit the power and authority of EPA or the United States to take, direct, or order all actions necessary to protect public health, welfare, or the environment or to prevent, abate, or minimize an actual or threatened release of hazardous substances, pollutants or contaminants, or hazardous or solid waste on, at, or from the Site. Further, nothing in this Settlement Agreement shall prevent EPA from seeking legal or equitable relief to enforce the terms of this Settlement Agreement, from taking other legal or equitable action as it deems appropriate and necessary, or from requiring Respondent in the future to perform additional activities pursuant to CERCLA or any other applicable law.

80. The covenant not to sue set forth in Section XIX above does not pertain to any matters other than those expressly identified therein. EPA reserves, and this Settlement Agreement is without prejudice to, all rights against Respondent with respect to all other matters, including, but not limited to:

a. liability for failure by Respondent to meet a requirement of this Settlement Agreement;

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 36

b. liability for costs not included within the definitions of Future Response Costs;

c. liability for performance of response action other than the Work;

d. criminal liability;

e. liability for violations of federal or state law that occur during or after implementation of the Work;

f. liability for damages for injury to, destruction of, or loss of natural resources, and for the costs of any natural resource damage assessments;

g. liability arising from the past, present, or future disposal, release or threat of release of Waste Materials outside of the Site; and

h. liability for costs incurred or to be incurred by the Agency for Toxic Substances and Disease Registry related to the Site not paid as Future Response Costs under this Settlement Agreement.

81. Work Takeover. In the event EPA determines that Respondent has ceased implementation of any portion of the Work, are seriously or repeatedly deficient or late in its performance of the Work, or are implementing the Work in a manner that may cause an endangerment to human health or the environment, EPA may assume the performance of all or any portion of the Work as EPA determines necessary. Respondent may invoke the procedures set forth in Section XV (Dispute Resolution) to dispute EPA’s determination that takeover of the Work is warranted under this Paragraph. Costs incurred by EPA in performing the Work pursuant to this Paragraph shall be considered Future Response Costs that Respondent shall pay pursuant to Section XVIII (Payment of Response Costs). Notwithstanding any other provision of this Settlement Agreement, EPA retains all authority and reserves all rights to take any and all response actions authorized by law.

XXI. COVENANT NOT TO SUE BY RESPONDENT

82. Respondent covenants not to sue and agrees not to assert any claims or causes of action against the United States, or its contractors or employees, with respect to the Work, Future Response Costs, or this Settlement Agreement, including, but not limited to:

a. any direct or indirect claim for reimbursement from the EPA Hazardous Substance Superfund established by 26 U.S.C. § 9507, based on Sections 106(b)(2), 107, 111, 112, or 113 of CERCLA, 42 U.S.C. §§ 9606(b)(2), 9607, 9611, 9612, or 9613, or any other provision of law;

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 37

b. any claim arising out of the Work or arising out of the response actions including any claim under the United States Constitution, the State of California Constitution, the Tucker Act, 28 U.S.C. § 1491, the Equal Access to Justice Act, 28 U.S.C. § 2412, as amended, or at common law; or

c. any claim pursuant to Sections 107 and 113 of CERCLA, 42 U.S.C. §§ 9607 and 9613, Section 7002 of RCRA, 42 U.S.C. § 6972(a), or state law relating to the Work or payment of Future Response Costs.

d. Notwithstanding the foregoing Covenants by Respondent, the Parties agree that Respondent expressly reserves:

(i) Any contribution claims it may have pursuant to CERCLA Section 113(f)(3)(B), 42 U.S.C. § 9613(f)(3)(B), against the United States (other than EPA) for performing Work and paying Future Response Costs under this AOC based on the United States’ alleged status as a potentially responsible party pursuant to CERCLA, 42 U.S.C. § 9607(a), at the Site.

(ii) Any claims Respondent may have against the United States for breach of contract, indemnity or reimbursement, under Contract No. TPS-37136, dated September 19, 1940 or other contract with the United States to purchase mercury, for costs it incurs in performing Work or paying Future Response Costs to EPA pursuant to Section XVIII of this Settlement Agreement.

(iii) However, nothing in this Paragraph or Settlement Agreement shall be construed as an agreement or admission that Respondent has any valid claims against the United States. The United States reserves all its rights and defenses should Respondent pursue any of the reserved claims against the United States. Nor shall this Settlement Agreement revive claims that would be barred by the applicable statute of limitations or extend the statute of limitations applicable to Respondent’s potential claims against the United States.

83. These covenants not to sue shall not apply in the event the United States brings a cause of action or issues an order pursuant to the reservations set forth in Paragraphs 80 (b), (c), and (e)—(g), but only to the extent that Respondent’s claims arise from the same response action, response costs, or damages that the United States is seeking pursuant to the applicable reservation.

84. In addition to the reservation of rights set forth in Subparagraph 82.d., Respondent reserves, and this Settlement Agreement is without prejudice to, claims against the United States, subject to the provisions of Chapter 171 of Title 28 of the United States Code, and brought pursuant to any statute other than CERCLA or RCRA and for which the waiver of sovereign immunity is found in a statute other than CERCLA or RCRA, for money damages for injury or

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 38

loss of property or personal injury or death caused by the negligent or wrongful act or omission of any employee of the United States, as that term is defined in 28 U.S.C. § 2671, while acting within the scope of his or her office or employment under circumstances where the United States, if a private person, would be liable to the claimant in accordance with the law of the place where the act or omission occurred. However, the foregoing shall not include any claim based on EPA’s selection of response actions, or the oversight or approval of Respondent’s plans, reports, other deliverables, or activities.

85. Nothing in this Settlement Agreement shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. § 9611, or 40 C.F.R. § 300.700(d).

86. Claims Against De Micromis Parties. Respondent agrees not to assert any claims and to waive all claims or causes of action (including but not limited to claims or causes of action under Sections 107(a) or 113 of CERCLA) that it may have for all matters relating to the Site against any person where the person’s liability to Respondent with respect to the Site is based solely on having arranged for disposal or treatment, or for transport for disposal or treatment, of hazardous substances at the Site, or having accepted for transport for disposal or treatment of hazardous substances at the Site, if all or part of the disposal, treatment, or transport occurred before April 1, 2001, and the total amount of material containing hazardous substances contributed by such person to the Site was less than 110 gallons of liquid materials or 200 pounds of solid materials.

87. The waiver in Paragraph 86 shall not apply with respect to any defense, claim, or cause of action that Respondent may have against any person meeting the above criteria if such person asserts a claim or cause of action relating to the Site against Respondent. This waiver also shall not apply to any claim or cause of action against any person meeting the above criteria if EPA determines:

a. that such person has failed to comply with any EPA requests for information or administrative subpoenas issued pursuant to Section 104(e) or 122(e) of CERCLA, 42 U.S.C. §§ 9604(e) or 9622(e), or Section 3007 of RCRA, 42 U.S.C. § 6927, or has impeded or is impeding, through action or inaction, the performance of a response action or natural resource restoration with respect to the Site, or has been convicted of a criminal violation for the conduct to which this waiver would apply and that conviction has not been vitiated on appeal or otherwise; or

b. that the materials containing hazardous substances contributed to the Site by such person have contributed significantly, or could contribute significantly, either individually or in the aggregate, to the cost of response action or natural resource restoration at the Site.

88. Claims Against De Minimis and Ability to Pay Parties. Respondent agrees not to assert any claims and to waive all claims or causes of action (including but not limited to claims or causes of action under Sections 107(a) or 113 of CERCLA) that it may have for response costs relating to the Site against any person that has, as of the Effective Date, entered into a final

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 39

Section 122(g) de minimis settlement, or a final settlement based on limited ability to pay, with EPA with respect to the Site, or in the future enters into such a settlement. This waiver shall not apply with respect to any defense, claim, or cause of action that Respondent may have against any person if such person asserts a claim or cause of action relating to the Site against Respondent.

XXII. OTHER CLAIMS

89. By issuance of this Settlement Agreement, the United States and EPA assume no liability for injuries or damages to persons or property resulting from any acts or omissions of Respondent. The United States shall not be deemed a party to any contract entered into by Respondent or its directors, officers, employees, agents, successors, representatives, assigns, contractors, or consultants in carrying out action pursuant to this Settlement Agreement.

90. Except as expressly provided in Section XIX (Covenant Not to Sue by EPA), nothing in this Settlement Agreement constitutes a satisfaction of or release from any claim or cause of action against Respondent or any person not a party to this Settlement Agreement, for any liability such person may have under CERCLA, other statutes, or common law, including but not limited to any claims of the United States for costs, damages and interest under Sections 106 and 107 of CERCLA, 42 U.S.C. §§ 9606 and 9607.

91. No action or decision by EPA pursuant to this Settlement Agreement shall give rise to any right to judicial review except as set forth in Section 113(h) of CERCLA, 42 U.S.C. § 9613(h).

XXIII. EFFECT OF SETTLEMENT/CONTRIBUTION

92. Except as expressly provided in Paragraphs 86 (Claims Against De Micromis Parties) and 88 (Claims Against De Minimis and Ability to Pay Parties), nothing in this Settlement Agreement shall be construed to create any rights in, or grant any cause of action to, any person not a Party to this Settlement Agreement. Except as provided in Section XXI (Covenant Not to Sue by Respondent), each of the Parties expressly reserves any and all rights (including, but not limited to, pursuant to Section 113 of CERCLA, 42 U.S.C. § 9613), defenses, claims, demands, and causes of action which each Party may have with respect to any matter, transaction, or occurrence relating in any way to the Site against any person not a Party hereto. Nothing in this Settlement Agreement diminishes the right of the United States, pursuant to Section 113(f)(2) and (3) of CERCLA, 42 U.S.C. § 9613(f)(2)-(3), to pursue any such persons to obtain additional response costs or response action and to enter into settlements that give rise to contribution protection pursuant to Section 113(f)(2).

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 40

93. The Parties agree that this Settlement Agreement constitutes an administrative settlement pursuant to which Respondent has, as of the Effective Date, resolved liability to the United States within the meaning of Sections 113(f)(2) and 122(h)(4) of CERCLA, 42 U.S.C. §§ 9613(f)(2) and 9622(h)(4), and is entitled, as of the Effective Date, to protection from contribution actions or claims as provided by Sections 113(f)(2) and 122(h)(4) of CERCLA, or as may be otherwise provided by law, for the “matters addressed” in this Settlement Agreement. The “matters addressed” in this Settlement Agreement are the Work and Future Response Costs;

94. The Parties further agree that this Settlement Agreement constitutes an administrative settlement, pursuant to which Respondent has, as of the Effective Date, resolved liability to the United States for the Work and Future Response Costs within the meaning of Section 113(f)(3)(B) of CERCLA, 42 U.S.C. § 9613(f)(3)(B).

95. Respondent shall, with respect to any suit or claim brought by it for matters related to this Settlement Agreement, notify EPA in writing no later than 60 days prior to the initiation of such suit or claim. Respondent also shall, with respect to any suit or claim brought against it for matters related to this Settlement Agreement, notify EPA in writing within 10 days after service of the complaint or claim upon it. In addition, Respondent shall notify EPA within 10 days after service or receipt of any Motion for Summary Judgment and within 10 days after receipt of any order from a court setting a case for trial, for matters related to this Settlement Agreement.

96. In any subsequent administrative or judicial proceeding initiated by EPA, or by the United States on behalf of EPA, for injunctive relief, recovery of response costs, or other relief relating to the Site, Settling Parties shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim-splitting, or other defenses based upon any contention that the claims raised in the subsequent proceeding were or should have been brought in the instant case; provided, however, that nothing in this Paragraph affects the enforceability of the covenant by EPA set forth in Section XIX.

97. Effective upon signature of this Settlement Agreement by Respondent, Respondent agrees that the time period commencing on the date of its signature and ending on the date EPA receives from Respondent the payment(s) required by Section XVIII (Payment of Response Costs) and, if any, Section XVI (Stipulated Penalties) shall not be included in computing the running of any statute of limitations potentially applicable to any action brought by the United States related to the “matters addressed” as defined in Paragraph 93 and that, in any action brought by the United States related to the “matters addressed,” Respondent will not assert, and may not maintain, any defense or claim based upon principles of statute of limitations, waiver, laches, estoppel, or other defense based on the passage of time during such period. If EPA gives notice to Respondent that it will not make this Settlement Agreement effective, the statute of limitations shall begin to run again commencing ninety days after the date such notice is sent by EPA.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 41

XXIV. INDEMNIFICATION

98. Respondent shall indemnify, save and hold harmless the United States, its officials, agents, contractors, subcontractors, employees and representatives from any and all claims or causes of action arising from, or on account of negligent or other wrongful acts or omissions of Respondent, its officers, directors, employees, agents, contractors, subcontractors, and representatives in carrying out actions pursuant to this Settlement Agreement. In addition, Respondent agrees to pay the United States all costs incurred by the United States, including but not limited to attorneys’ fees and other expenses of litigation and settlement, arising from or on account of claims made against the United States based on negligent or other wrongful acts or omissions of Respondent, its officers, directors, employees, agents, contractors, subcontractors, and any persons acting on its behalf or under its control, in carrying out activities pursuant to this Settlement Agreement. The United States shall not be held out as a party to any contract entered into by or on behalf of Respondent in carrying out activities pursuant to this Settlement Agreement. Neither Respondent nor any such contractor shall be considered an agent of the United States.

99. The United States shall give Respondent notice of any claim for which the United States plans to seek indemnification pursuant to this Section and shall consult with Respondent prior to settling such claim.

100. Respondent waives all claims against the United States for damages or reimbursement or for set-off of any payments made or to be made to the United States, arising from or on account of any contract, agreement, or arrangement between Respondent and any person for performance of Work on or relating to the Site. In addition, Respondent shall indemnify and hold harmless the United States with respect to any and all claims for damages or reimbursement arising from or on account of any contract, agreement, or arrangement between Respondent and any person for performance of Work on or relating to the Site.

XXV. INSURANCE

101. At least 30 days prior to commencing any on-Site Work under this Settlement Agreement, Respondent shall secure, and shall maintain for the duration of this Settlement Agreement, commercial general liability insurance and automobile insurance with limits of $5 million, combined single limit, naming the EPA as an additional insured with respect to all liability arising out of the activities performed by or on behalf of Respondent pursuant to this Settlement Agreement. Within the same period, Respondent shall provide EPA with certificates of such insurance and a copy of each insurance policy. Respondent shall submit such certificates and copies of policies each year on the anniversary of the Effective Date. In addition, for the duration of the Settlement Agreement, Respondent shall satisfy, or shall ensure that its contractors or subcontractors satisfy, all applicable laws and regulations regarding the provision of worker’s compensation insurance for all persons performing the Work on behalf of Respondent in furtherance of this Settlement Agreement. If Respondent demonstrates by evidence satisfactory to EPA that any contractor or subcontractor maintains insurance equivalent to that described above, or insurance covering some or all of the same risks but in an equal or lesser amount, then Respondent needs provide only that portion of the insurance described above which is not maintained by such contractor or subcontractor.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 42

XXVI. FINANCIAL ASSURANCE

102. Within 30 days after the Effective Date, in order to secure the full and final completion of Work by Respondent, Respondent shall establish and maintain financial security for the benefit of EPA in the amount of $2 million in one or more of the following forms in a form substantially identical to the relevant sample documents available from EPA or under the “Financial Assurance—Settlements” category on the Cleanup Enforcement Model Language and Sample Documents Database at https://cfpub.epa.gov/compliance/models/, and satisfactory to EPA. Respondent may use multiple mechanisms if they are limited to surety bonds guaranteeing payment, letters of credit, trust funds, and/or insurance policies.

a. a surety bond unconditionally guaranteeing payment and/or performance of the Work that is issued by a surety company among those listed as acceptable sureties on federal bonds as set forth in Circular 570 of the U.S. Department of the Treasury;

b. one or more irrevocable letters of credit, payable to or at the direction of EPA, issued by financial institution(s) acceptable in all respects to EPA equaling the total estimated cost of the Work;

c. a trust fund established for the benefit of EPA that is administered by a trustee acceptable in all respects to EPA;

d. a policy of insurance issued by an insurance carrier acceptable in all respects to EPA, which ensures the payment and/or performance of the Work;

e. a written guarantee to pay for or perform the Work provided by one or more parent companies of Respondent, or by one or more unrelated companies that have a “substantial business relationship” (as defined in 40 C.F.R. § 264.141(h)) with Respondent, including a demonstration that any such guarantor satisfies the financial test requirements of 40 C.F.R. Part 264.143(f). For purposes of this Settlement Agreement, the term “owner or operator” in 40 C.F.R. Part 264.143(f) shall be replaced with “Respondent or Guarantor(s).”; and/or

f. a demonstration by Respondent of sufficient financial resources to pay for the Work, which shall consist of a demonstration that Respondent satisfies the requirements of 40 C.F.R. Part 264.143(f). For purposes of this Settlement Agreement, the term “owner or operator” in 40 C.F.R. Part 264.143(f) shall be replaced with “Respondent.”

103. Any and all financial assurance instruments provided pursuant to this Section shall be in form and substance satisfactory to EPA, determined in EPA’s sole discretion. Respondent shall diligently monitor the adequacy of the financial assurance. If Respondent becomes aware of any information indicating that the financial assurance provided under this Section is inadequate or otherwise no longer satisfies the requirements of this Section, Respondent shall notify EPA of

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 43

such information within 7 days. In the event that EPA determines at any time that the financial assurances provided pursuant to this Section (including, without limitation, the instrument(s) evidencing such assurances) are inadequate, Respondent shall, within 30 days after receipt of notice of EPA’s determination, obtain and present to EPA for approval one of the other forms of financial assurance listed in Paragraph 102, above. In addition, if at any time EPA notifies Respondent that the anticipated cost of completing the Work has increased, then, within 30 days after such notification, Respondent shall obtain and present to EPA for approval a revised form of financial assurance (otherwise acceptable under this Section) that reflects such cost increase. Respondent’s inability to demonstrate financial ability to complete the Work shall in no way excuse performance of any activities required under this Settlement Agreement.

104. If Respondent seeks to ensure completion of the Work through a guarantee pursuant to Subparagraph 102.e. or 102.f. of this Settlement Agreement, Respondent shall (a) demonstrate to EPA’s satisfaction that the guarantor satisfies the requirements of 40 C.F.R. § 264.143(f); and (b) resubmit sworn statements conveying the information required by 40 C.F.R. § 264.143(f) annually, on the anniversary of the Effective Date, or such other date as agreed by EPA, to EPA. For the purposes of this Settlement Agreement, wherever 40 C.F.R. § 264.143(f) references “sum of current closure and post-closure costs estimates and the current plugging and abandonment costs estimates,” the dollar amount to be used in the relevant financial test calculation shall be the current cost estimate of $2 million for the Work at the Site plus any other RCRA, CERCLA, the Toxic Substances Control Act (“TSCA”), 15 U.S.C. §§ 2601 et seq., or other federal environmental obligations financially assured by Respondent or guarantor to EPA by means of passing a financial test.

105. If, after the Effective Date, Respondent can show that the estimated cost to complete the remaining Work has diminished below the amount set forth in Paragraph 102 of this Section, Respondent may, on any anniversary date of the Effective Date, or at any other time agreed to by the Parties, reduce the amount of the financial security provided under this Section to the estimated cost of the remaining Work to be performed. Respondent shall submit a proposal for such reduction to EPA, in accordance with the requirements of this Section, and may reduce the amount of the security after receiving written approval from EPA. In the event of a dispute, Respondent may seek dispute resolution pursuant to Section XV (Dispute Resolution). Respondent may reduce the amount of security in accordance with EPA’s written decision resolving the dispute.

106. Respondent may change the form of financial assurance provided under this Section at any time, upon notice to and prior written approval by EPA, provided that EPA determines that the new form of assurance meets the requirements of this Section. In the event of a dispute, Respondent may change the form of the financial assurance only in accordance with the written decision resolving the dispute.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 44

XXVII. INTEGRATION/APPENDICES

107. This Settlement Agreement and its appendices and any deliverables, technical memoranda, specifications, schedules, documents, plans, reports (other than progress reports), etc. that will be developed pursuant to this Settlement Agreement and become incorporated into and enforceable under this Settlement Agreement constitute the final, complete and exclusive agreement and understanding among the Parties with respect to the settlement embodied in this Settlement Agreement. The Parties acknowledge that there are no representations, agreements or understandings relating to the settlement other than those expressly contained in this Settlement Agreement. The following appendices are attached to and incorporated into this Settlement Agreement:

“Appendix A” is the SOW.

XXVIII. ADMINISTRATIVE RECORD

108. EPA will determine the contents of the administrative record file for selection of the remedial action. Respondent shall submit to EPA documents developed during the course of the RI/FS upon which selection of the response action may be based. Upon request of EPA, Respondent shall provide copies of plans, task memoranda for further action, quality assurance memoranda and audits, raw data, field notes, laboratory analytical reports and other reports. Upon request of EPA, Respondent shall additionally submit any previous studies performed by Respondent or under its possession, custody and control, that were conducted under state, local or other federal authorities relating to selection of the response action, and all communications between Respondent and state, local or other federal authorities concerning selection of the response action. At EPA’s discretion, Respondent shall establish a community information repository at or near the Site, to house one copy of the administrative record.

XXIX. EFFECTIVE DATE AND SUBSEQUENT MODIFICATION

109. This Settlement Agreement shall be effective on the date that the Settlement Agreement is signed by the Assistant Director, Superfund Division, EPA Region IX.

110. This Settlement Agreement may be amended by mutual agreement of EPA and Respondent. Amendments shall be in writing and shall be effective when signed by EPA. EPA Project Coordinators do not have the authority to sign amendments to the Settlement Agreement.

111. No informal advice, guidance, suggestion, or comment by the EPA Project Coordinator or other EPA representatives regarding reports, plans, specifications, schedules, or any other writing submitted by Respondent shall relieve Respondent of its obligation to obtain any formal approval required by this Settlement Agreement, or to comply with all requirements of this Settlement Agreement, unless it is formally modified.

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 45

XXX. NOTICE OF COMPLETION OF WORK

112. When EPA determines that all Work has been fully performed in accordance with this Settlement Agreement, the Work Plan and the SOW, with the exception of any continuing obligations required by this Settlement Agreement, including but not limited to payment of Future Response Costs or record retention, EPA will provide written notice to Respondent. If EPA determines that any such Work has not been completed in accordance with this Settlement Agreement, EPA will notify Respondent, provide a list of the deficiencies, and require that Respondent modify the RI/FS Work Plan if appropriate in order to correct such deficiencies, in accordance with Paragraph 35 (Modification of the RI/FS Work Plan). Failure by Respondent to implement the approved modified RI/FS Work Plan shall be a violation of this Settlement Agreement.

Agreed this 14 day of November, 2018.

For Buckhorn, Inc.

By:	/s/ Matteo Anversa

Title:	Treasurer and Secretary, Buckhorn, Inc.

It is so ORDERED AND AGREED this 27th day of November, 2018.

By: /s/ Dana Barton

Dana Barton

Assistant Director

Region IX

U.S. Environmental Protection Agency

New Idria Mercury Mine Site — Settlement Agreement CERCLA Docket No. 2014-11	Page 46

Appendix A to Administrative Settlement Agreement on Consent

STATEMENT OF WORK

for

Remedial Investigation and Feasibility Study (RI/FS)

NEW IDRIA MERCURY MINE SUPERFUND SITE

US EPA Region 9

November 2018

Appendix A to Administrative Settlement Agreement on Consent

Statement of Work for Remedial Investigation/Feasibility Study

Table of Contents
1.0	Introduction and General Requirements			A1
	1.1	Purpose		A1
	1.2	EPA Review/Oversight and State Review		A1
	1.3	Communication between EPA, Respondent and State Agencies		A1
	1.4	Contractor Personnel and Qualifications		A2
	1.5	Reporting to EPA and State		A2
		1.5.1	Monthly Progress Reports	A2
		1.5.2	Progress Meetings and Documentation of Critical Decisions	A2
		1.5.3	Reporting During Field Efforts	A3
	1.6	EPA Guidance and Reference Materials		A3
	1.7	Technical Specifications for Deliverables		A3
2.0	RI/FS Activities and Deliverables			A3
	2.1	Project Scoping		A4
		2.1.1	Compile and Evaluate Existing Site Data	A4
		2.1.2	Document Need for Additional Data	A4
		2.1.3	Conduct Site Visit	A4
	2.2	RI/FS Work Plan		A4
		2.2.1	Existing Data and Data Gaps	A5
		2.2.2	Brief Site Description and Current Conceptual Site Model	A5
		2.2.3	Data Management	A5
		2.2.4	RI Activities	A5
		2.2.5	Interim RI Submittals	A6
		2.2.6	Human Health Risk Assessment	A6
		2.2.7	Ecological Risk Assessment	A6
		2.2.8	Treatability Studies	A7
		2.2.9	Remedial Action Objectives	A7
		2.2.10	ARARs	A7
		2.2.11	Development and Screening of FS Remedial Alternatives	A8
		2.2.12	Detailed Evaluation of FS Remedial Alternatives	A8
		2.2.13	RI/FS Report	A8
		2.2.14	Interim Response Action(s)	A9
		2.2.15	Emergency Response	A9
		2.2.16	Site Maintenance Activities	A9
		2.2.17	Reuse Assessment	A9
		2.2.18	Community Involvement	A9
		2.2.19	National Historic Preservation Act Consultation	A10
		2.2.20	Updated Project Schedule	A10
		2.2.21	Roles and Responsibilities of Key Personnel and Organizations	A10
		2.2.22	Permits, Access, Coordination and Compliance with Substantive Requirements	A10
	2.3	Sampling and Analysis Plan(s) and Health and Safety Plan(s)		A11
	2.4	Remedial Investigation Field Work		A12
	2.5	Interim Remedial Investigation Report(s)		A12
	2.6	Human Health Risk Assessment Report		A12
	2.7	Ecological Risk Assessment Report		A13

Appendix A to Administrative Settlement Agreement on Consent

	2.8	Treatability Studies		A13
	2.9	Feasibility Study		A13
		2.9.1	Remedial Action Objectives Technical Memorandum	A13
		2.9.2	ARARs Technical Memorandum	A13
		2.9.3	Development and Screening of FS Remedial Alternatives Technical Memorandum	A13
		2.9.4	Detailed Evaluation of FS Remedial Alternatives Technical Memo	A13
		2.9.5	RI/FS Report	A13
3.0	Emergency Response			A14
4.0	Site Maintenance Activities			A14
5.0	Reuse Assessment			A14
6.0	Community Involvement Activities			A14

Attachment 1 to SOW: Major Activities/Deliverables and Due Dates	A15
Attachment 2 to SOW: Selected Guidance and Resources	A18
Attachment 3 to SOW: Relevant Site Documents and Data	A19

Appendix A to Administrative Settlement Agreement on Consent

Abbreviations and Acronyms

AMD	Acid Mine Drainage

ARAR	Applicable or Relevant and Appropriate Requirement

CERCLA	Comprehensive Environmental Response, Compensation and Liability Act

CLP	Contract Laboratory Program

CSM	Conceptual Site Model

DQOs	Data Quality Objectives

DTSC	California Department of Toxic Substances Control

EC	Engineering Control

EE/CA	Engineering Evaluation/Cost Analysis

EPA	U.S. Environmental Protection Agency

ERA	Ecological Risk Assessment

FSP	Field Sampling Plan

HHRA	Human Health Risk Assessment

HSP	Health and Safety Plan

IC	Institutional Control

NHPA	National Historic Preservation Act

NRDA	Natural Resource Damage Assessment

QA/QC	Quality Assurance/Quality Control

QAPP	Quality Assurance Project Plan

QMP	Quality Management Plan

RAOs	Remedial Action Objectives

RI/FS	Remedial Investigation/Feasibility Study

SAP	Sampling and Analysis Plan

SOW	Statement of Work

TM	Technical Memorandum

RWQCB	California Regional Water Quality Control Board

Appendix A to Administrative Settlement Agreement on Consent

STATEMENT OF WORK FOR

REMEDIAL INVESTIGATION AND FEASIBILITY STUDY

New Idria Mercury Mine Superfund Site

1.0 Introduction and General Requirements

1.1 Purpose

This Statement of Work (“SOW”) describes activities to be performed by Respondent at the New Idria Mercury Mine Superfund Site (“Site”) pursuant to the Administrative Settlement Agreement on Consent, Docket # AOC 2014-11 (“Settlement Agreement”). The Settlement Agreement requires Respondent to conduct a Remedial Investigation and Feasibility Study (“RI/FS”) for the Site. EPA will use the results of the RI/FS to identify and propose remedial actions needed to address human health or ecological risks at the Site.

Respondent shall furnish all necessary and appropriate personnel, materials, and services needed for, or incidental to, performing and completing the Work.

1.2 EPA Review/Oversight and State Review

In accordance with the schedules established in the Settlement Agreement or in this SOW, Respondent shall submit to EPA and the State of California (“State”) plans, reports and other deliverables required under the Settlement Agreement, this SOW and the Work Plan required by Section 2.2 of this SOW. All plans, reports and other deliverables will be reviewed and approved or disapproved by EPA pursuant to Section X of the Settlement Agreement (“EPA Approval of Plans and Other Submissions”), except for the Health and Safety Plan(s) (“HSP”), which will be reviewed by EPA but neither approved nor disapproved.

If EPA disapproves a deliverable and requests modifications, Respondent shall revise the deliverable and resubmit it to EPA and the State, as provided in Section X of the Settlement Agreement. After Respondent’s receipt of EPA comments, if any, on a draft document, Respondent shall submit for EPA and State review a revised document within 14 days of receipt of such comments or within 21 days of receipt of such comments for the RI/FS Work Plan; Sampling and Analysis Plan(s) (“SAP”) and HSP(s) for RI fieldwork; Human Health Risk Assessment (HHRA); Ecological Risk Assessment (“ERA”); Interim RI Reports; Remedial Alternatives Development and Screening TM; Remedial Alternatives Evaluation TM; and RI/FS Report, unless specified otherwise in the Settlement Agreement, in Attachment 1 to this SOW, or in writing by EPA.

EPA will review deliverables to assess the likelihood that the Work will achieve the requirements set forth in the Settlement Agreement and this SOW. Notwithstanding any action by EPA or the State, Respondent remains fully responsible for satisfying the provisions and requirements of the Settlement Agreement and this SOW. Nothing in the Settlement Agreement, this SOW, or any other submission shall be deemed to constitute a warranty or representation of any kind by EPA or the State that full performance of the RI and FS will achieve these requirements. Respondent’s compliance with submissions approved by EPA does not foreclose EPA from seeking additional work as provided for in the Settlement Agreement.

1.3 Communication between EPA, Respondent and State Agencies

The primary EPA contact for activities to be conducted pursuant to this Statement of Work is the EPA Project Coordinator, Bianca Handley, 415-972-3023, Handley.Bianca@epa.gov.

A1

Appendix A to Administrative Settlement Agreement on Consent

The alternate contact is Kelly Manheimer, Section Chief, California Site Cleanup Section 2, 415-972-3290, Manheimer.Kelly@epa.gov.

The California Department of Toxic Substances Control (“DTSC”) contact is Jovanne Villamater, 510-540-3876, Jovanne.Villamater@dtsc.ca.gov.

The Central Valley Regional Water Quality Control Board (“Water Board”) contact is Daniel Carlson 559-444-2484, Daniel.Carlson@waterboards.ca.gov

The primary contact for Respondent is Doug Christoff, Project Coordinator, (330) 761-6357, Dchristoff@myersinc.com. Additional contacts for Respondent are Alternate Project Coordinators David Liu, (949) 798-3663, Dliu@ramboll.com; and Christopher Stubbs, (510) 655-7400, Cstubbs@ramboll.com.

1.4 Contractor Personnel and Qualifications

As required by Section VIII of the Settlement Agreement, and in accordance with the schedule included as Attachment 1 to this SOW, Respondent shall notify EPA in writing of the names, titles, and qualifications of the supervising personnel, including contractors to be used in carrying out the Work, and provide a copy of the proposed contractor’s Quality Management Plan (“QMP”). EPA will issue a notice of disapproval or an authorization to proceed regarding hiring of the proposed contractor.

1.5 Reporting to EPA and State

Respondent shall submit all deliverables to EPA and the State in electronic form. If any deliverable includes maps, drawings, or other exhibits that are larger than 8.5” by 11”, Respondent shall also provide EPA with paper copies of such exhibits.

1.5.1 Monthly Progress Reports

Respondent shall prepare and submit written Monthly Progress Reports by the 15th day of the following month, as required by Section IX of the Settlement Agreement. With respect to the preceding month, the progress reports shall, at a minimum: (1) describe the actions that have been taken to comply with this Settlement Agreement during that month; (2) include all results of sampling and tests and all other data received by Respondent; (3) describe Work planned for the next two months with schedules relating such Work to the overall project schedule for RI/FS completion; and (4) describe all problems encountered and any anticipated problems, any actual or anticipated delays, and solutions developed and implemented to address any actual or anticipated problems or delays.

1.5.2 Progress Meetings and Documentation of Critical Decisions

Respondent shall consult with EPA during the implementation of the work as proposed and approved in the Work Plan, and shall discuss and obtain approval for critical decisions in meetings and conversations with EPA. Following such meetings and conversations, Respondent shall prepare and submit for EPA approval, draft meeting summary notes within five (5) days of the discussion. Respondent shall document all decisions made and rationale for those decisions. Meeting notes shall include appropriate layout and design drawings or figures used in the meetings. The meeting summary deliverable shall be factual and shall present any technical disputes in an unbiased manner.

For purposes of this SOW, a “critical” decision is one that EPA designates as such during the Progress Meeting, or other conversation.

A2

Appendix A to Administrative Settlement Agreement on Consent

1.5.3 Reporting During Field Efforts

When field work is occurring, Respondent shall communicate with EPA in accordance with any requirements in the approved Work Plan or any approved SAP submitted in accordance with this SOW.

1.6 EPA Guidance and Reference Materials

Respondent shall complete the Work in accordance with the provisions of the Settlement Agreement, this SOW, CERCLA, the NCP, and EPA guidance, including, but not limited to, the “Interim Final Guidance for Conducting Remedial Investigations and Feasibility Studies under CERCLA” (OSWER Directive # 9355.3-01, October 1988 or subsequently issued guidance), “Guidance for Data Usability in Risk Assessment” (OSWER Directive #9285.7-05, October 1990 or subsequently issued guidance), guidance referenced therein, and guidance referenced in Attachment 3 to this SOW.

1.7 Technical Specifications for Deliverables.

Sampling and monitoring data should be submitted in an Electronic Data Deliverable (EDD) format to be established in the Work Plan. Other delivery methods may be allowed if electronic direct submission presents a significant burden or as technology changes.

1.7.1 Spatial data, including spatially-referenced data and geospatial data, shall be submitted: (1) in the ESRI File Geodatabase format; and (2) as unprojected geographic coordinates in decimal degree format using North American Datum 1983 (NAD83) or World Geodetic System 1984 (WGS84) as the datum. If applicable, submissions shall include the collection method(s). Projected coordinates may optionally be included but must be documented. Spatial data should be accompanied by metadata, and such metadata should be compliant with the Federal Geographic Data Committee (FGDC) Content Standard for Digital Geospatial Metadata and its EPA profile, the EPA Geospatial Metadata Technical Specification. An add-on metadata editor for ESRI software, the EPA Metadata Editor (EME), complies with these FGDC and EPA metadata requirements and is available at https://edg.epa.gov/EME/.

1.7.2 Each file must include an attribute name for each site unit or sub-unit submitted. Consult http://www.epa.gov/geospatial/policies.html for any further available guidance on attribute identification and naming.

1.7.3 Spatial data submitted by Respondent does not, and is not intended to, define the boundaries of the Site.

2.0 RI/FS Activities and Deliverables

Respondent shall plan and conduct an RI/FS for the Site in accordance with the requirements of the AOC and relevant statutes, EPA regulations and current guidance. The RI/FS shall, among other things, adequately characterize the sources, nature, extent, and movement of contamination; conduct any needed field investigations; identify “applicable or relevant and appropriate requirements” (“ARARs”); assess potential risks to human health and the environment, and develop, screen, and evaluate remedial action alternatives.

Respondent shall submit plans, reports, and other deliverables for EPA and State review. This SOW requires written submittals describing the results of the baseline risk assessment, identifying ARARs, describing the development and screening of remedial alternatives, and providing the results of the detailed evaluation of remedial alternatives, as well as an RI/FS Report. This SOW also requires a written

A3

Appendix A to Administrative Settlement Agreement on Consent

submittal evaluating the need for an interim response action to address immediate threats at the Site. Major deliverables are specified in Attachment 1. Pursuant to Section X of the Settlement Agreement, EPA may approve, disapprove, or modify each deliverable, in whole or in part, or any combination thereof.

Respondent shall implement quality control procedures to ensure the quality of all reports and submittals to EPA and the State. These procedures shall include, but are not limited to, internal technical and editorial review; and documentation of all reviews, problems identified, and corrective actions taken.

2.1 Project Scoping

2.1.1 Compile and Evaluate Existing Site Data

Respondent shall compile and evaluate all existing Site data, including the results of all sampling events that have been conducted. Respondent shall refer to Table 2-1 of the RI/FS Guidance for a comprehensive list of data collection information sources. Respondent shall develop Data Quality Objectives (DQOs), subject to EPA approval, which specify the usefulness of existing data.

2.1.2 Document Need for Additional Data

Respondent shall use the data from Task 2.1.1 to determine the need for additional data collection to better characterize the Site, better define potential ARARs, and develop a range of potential remedial alternatives. Decisions on the necessary data and DQOs will be made by EPA.

2.1.3 Conduct Site Visit

Respondent shall conduct a site visit during the project scoping phase to assist in developing a conceptual understanding of sources and areas of contamination as well as potential exposure pathways and receptors at the Site. During the site visit, Respondent shall observe the Site’s physiography, hydrology, geology and demographics, as well as natural resource, ecological and cultural features.

2.2 RI/FS Work Plan

Respondent shall submit a Draft RI/FS Work Plan (“Work Plan”) for EPA review and approval in accordance with Section IX of the Settlement Agreement and relevant EPA guidance. The Work Plan shall describe the tasks required to complete the RI/FS, the methodologies to be used, information to be produced during and at the conclusion of each task, a description of the work products that will be submitted to EPA, and a schedule for their completion. The Draft Work Plan may identify separate Operable Units (OU’s) for the Site in accordance with the NCP and applicable guidance. Should separate OU’s be proposed with separate RI/FS tasks, the Draft Work Plan shall include proposed schedules for the implementation of the required elements of the RI/FS for each OU to the extent it is reasonably possible to do so at the time the Draft Work Plan is prepared.

Respondent shall submit a revised (Final) RI/FS Work Plan if directed by EPA. Upon approval by EPA, Respondent shall implement the Work Plan. Upon its approval by EPA pursuant to Section X of the Settlement Agreement, the Work Plan (and other plans, reports, and deliverables submitted to EPA under the Settlement Agreement) shall be incorporated into and become enforceable under the Settlement Agreement. The Work Plan shall include the elements described in Sections 2.2.1 through 2.2.22 of this SOW.

A4

Appendix A to Administrative Settlement Agreement on Consent

2.2.1 Existing Data and Data Gaps

The Work Plan shall present the results of Section 2.1, including a summary of available data and data gaps that were identified.

2.2.2 Brief Site Description and Current Conceptual Site Model

The Work Plan shall include a brief description of the Site, including the sources, nature, and extent of contamination in all media. The Work Plan shall also incorporate information on geographical, hydrological, ecological, cultural, or natural resource features relevant to the RI/FS.

The Work Plan shall also provide a current conceptual site model (CSM) and provisions for updating the CSM at or near the completion of the RI.

2.2.3 Data Management

The Work Plan shall describe how soil, sediment, water, air, biota and other data to be collected during the RI/FS will be managed.

2.2.4 RI Activities

The Work Plan shall describe previous findings relevant to the Site and field activities needed to complete the RI. The Work Plan shall include provisions for submittal of one or more SAPs and HSPs that will generate data needed to satisfy the following objectives:

•	Refine the CSM and fill data gaps;

•	Prepare baseline risk assessments for human health and ecological receptors;

•	Provide sufficient information for EPA to determine whether remedial action is needed at the Site;

•	If remedial action is needed, support the development and evaluation of remedial action alternatives;

•	Provide any other data needed to complete the RI/FS.

Respondent shall initially focus investigation activities on the following areas:

•	The main ore processing building and associated equipment.

•	The areas downwind of the former furnace stack, where atmospheric deposition of mercury may have occurred.

•	The acid mine drainage (“AMD”) that is discharging from the New Idria Mercury Mine including the downstream potential areas of impact.

•	Preferential pathways that allow significant quantities of water from precipitation or from surface water flows to enter the New Idria Mercury Mine, leading to the generation of the AMD.

•	The calcines piles, including sampling the calcines piles for contaminants of concern and evaluating the potential for off-site migration of contaminants via both water and air pathways.

These areas may be expanded if, during the investigation activities, additional areas of impact are discovered.

The RI investigation shall include, at a minimum:

•	Review of existing data collected by EPA and others;

A5

Appendix A to Administrative Settlement Agreement on Consent

•	Collection of soil, sediment, water, air and biota samples to define the nature and extent of contamination and assess risk to human and environmental receptors;

•	Investigation of releases at other mines in the area that may be potential sources of contamination at the Site;

•	Investigation of other parcels in the area that may be contaminated by releases from the Site;

•	Identification of all CERCLA hazardous substances left on Site from previous activities;

•

Hydrogeological studies: Hydrological studies, including investigations aimed at identifying the location of preferential pathways, if any, that allow significant quantities of water from precipitation or from surface water flows to enter the New Idria Mercury Mine and contribute to the generation of AMD and tracking the flow of any contaminated surface or ground water as necessary to complete a thorough evaluation and mapping of the transport pathway and deposition of contaminants, with special emphasis on areas of elevated contamination.

•

Studies of airborne deposition of mercury emissions from operations of the New Idria Mercury Mine. Such studies shall include identification of potential sources and for each identified potential source, the study shall include at a minimum identification of potential sources, estimation of emissions factors and volumes, and dispersion modeling supporting the calculation of air concentrations from mercury emissions, the identification of locations of significant airborne deposition, and the estimation of mercury concentrations in environmental media and may include speciation of mercury emissions from mining sources as necessary; and

•	Geophysical studies.

2.2.5 Interim RI Submittals

The Work Plan shall include provisions for the preparation and submittal to EPA of one or more Interim RI Reports that summarize and evaluate the results of RI field activities. If appropriate, the reports shall update Site databases; update the CSM; and make recommendations for any additional RI work needed to complete the RI/FS.

2.2.6 Human Health Risk Assessment

The Work Plan shall include provisions for the preparation and submittal of a report that presents the results of a Baseline Human Health Risk Assessment for the Site. The risk assessment shall be conducted in accordance with applicable EPA guidance, including but not limited to “Interim Final Risk Assessment Guidance for Superfund, Volume I—Human Health Evaluation Manual (Part A),” (RAGS, EPA-540-1-89-002, OSWER Directive 9285.7-01A, December 1989); and “Interim Final Risk Assessment Guidance for Superfund, Volume I—Human Health Evaluation Manual (Part D, Standardized Planning, Reporting, and Review of Superfund Risk Assessments),” (RAGS, EPA 540-R-97-033, OSWER Directive 9285.7-01D, January 1998).

The risk assessment shall address all pathways of exposures that pose an actual or potential risk to human health (e.g., human consumption, dermal contact, or inhalation). The assessment will be finalized based on EPA and State comments on the draft.

2.2.7 Ecological Risk Assessment

The Work Plan shall include provisions for the evaluation of available data, collection of additional data, and preparation of a report that presents the results of a Baseline Ecological Risk Assessment for the Site. The draft report shall document past and new findings of ecological risk and be submitted to EPA and the State for review. The assessment shall be conducted in accordance with applicable EPA guidance including “Ecological Risk Assessment Guidance for Superfund: Process for Designing and Conducting Ecological Risk Assessments” (ERAGS, EPA-540-R-97-006, OSWER Directive 9285.7-25, June 1997). The assessment will be finalized based on EPA and State comments on the draft.

A6

Appendix A to Administrative Settlement Agreement on Consent

Limited ecological risk assessment activities have been conducted at the Site by EPA and other federal agencies. Previous Site investigations documented federally listed threatened and endangered species. The U.S. Fish and Wildlife Service (USFWS) conducted surveys in support of their Natural Resource Damage Assessment (NRDA); however, a full survey assessment has not been conducted at the Site to date. EPA Region 9 carried out a wetlands survey and collected benthic macroinvertebrate and periphyton samples in San Carlos Creek.

Respondent shall complete the additional characterization of ecological risk, including collection of additional data.

At EPA’s request, Respondent shall coordinate with natural resource trustees to ensure that, to the extent practical, ecological risk assessment activities may be used to further natural resource damages assessment.

2.2.8 Treatability Studies

The Work Plan shall include provisions for treatability studies, or document why they are not needed. Respondent shall submit to EPA for review and approval a draft and final TM of candidate technologies for treatability studies. Once a decision has been made to perform treatability studies, Respondent and EPA will decide on the type of treatability testing to use (e.g., bench vs. pilot). Respondent shall submit draft and final versions of either a separate Treatability Studies Work Plan or an amended RI/FS Work Plan for EPA review and approval. If the RI/FS SAP is not adequate for the activities to be performed during the treatability studies, Respondent shall submit draft and final versions of a separate Treatability Studies SAP or an amended RI/FS SAP for EPA review and approval. If the RI/FS HSP is not adequate for the activities to be conducted during the treatability studies, Respondent shall submit draft and final versions of a separate Treatability Studies HSP or an amended RI/FS HSP for EPA review.

Following completion of the treatability studies, Respondent shall submit a draft and final Treatability Studies Evaluation Report to EPA for review and approval. This report will analyze and interpret the testing results. The TM will evaluate each technology’s effectiveness, implementability, and cost. The TM will also evaluate full-scale application of the technologies.

2.2.9 Remedial Action Objectives

The Work Plan shall include provisions for the preparation and submittal to EPA of a draft and final TM that identifies and describes preliminary Remedial Action Objectives (“RAOs”) for the Site.

2.2.10 ARARs

The Work Plan shall include provisions for the preparation and submittal to EPA of a draft and final TM that identifies and describes potential chemical-, location- and action-specific federal and State applicable or relevant and appropriate requirements (“ARARs”) for the Site. The ARARs identification will assist in the refinement of remedial action objectives. ARARs identification will continue as Site conditions, contaminants and remedial action alternatives are better defined.

A7

Appendix A to Administrative Settlement Agreement on Consent

2.2.11 Development and Screening of FS Remedial Alternatives

The Work Plan shall include provisions for the preparation and submittal to EPA of a draft and final TM to develop and screen remedial alternatives. The TM shall include the following: refine and document remedial action objectives; develop general response actions, including Engineering Controls (“ECs”) and Institutional Controls (“ICs”); identify areas or volumes of media; identify, screen and document remedial technologies; assemble and document alternatives; refine alternatives; and conduct and document screening evaluations of each alternative.

2.2.12 Detailed Evaluation of FS Remedial Alternatives

The Work Plan shall include provisions for the preparation and submittal to EPA of a draft and final TM that presents a detailed evaluation of remedial alternatives that pass the initial screening based on the nine evaluation criteria specified in 40 CFR 300.430(e)(9)(iii). The submittal shall include an individual analysis of alternatives and comparative analysis of alternatives.

The submittal shall include an evaluation of any ICs identified as remedial alternatives or as a component of the remedial alternatives. The evaluation shall (1) state the objectives for the ICs; (2) determine the specific types of ICs that can be used to meet the RAOs; (3) investigate when the ICs need to be implemented and/or secured and how long they must be in place; (4) research, discuss and document any agreement with the proper entities (e.g., state and/or local government entities, local landowners, conservation organizations, Respondent) that will be responsible for securing, maintaining and enforcing the ICs. The ICs shall be evaluated against the nine criteria, including but not limited to costs to implement, monitor and/or enforce the ICs.

2.2.13 RI/FS Report

The Work Plan shall include provisions for submittal to EPA of a draft and final RI/FS Report for the Site in accordance with EPA regulations and guidance. The RI/FS Report shall provide, summarize, or discuss the following:

•	Site background and setting;

•	Sources, nature and extent of contamination;

•	Results of any modeling conducted in support of the RI/FS;

•	Baseline human health and ecological risk assessments;

•	Data quality and usability;

•	Remedial action objectives;

•	Identification and screening of remedial alternatives;

•	Detailed analysis of remedial alternatives, including an evaluation of ICs;

•	Evaluation of opportunities for green remediation;

•	The roles and responsibilities of any third parties required for implementation of each remedial alternative;

•

Existing structures (e.g., pipelines, settling ponds, buildings) that may be used as part of a remedy, including their planned use, condition, expected life and the potential for increased maintenance or reduced lifespan compared to new structures.

Respondent shall refer to Tables 3-13 and 6-5 of the RI/FS Guidance for report content and format. The RI/FS report, when complete, and the Administrative Record shall provide the basis for a Proposed Plan and Record of Decision to be prepared by EPA in accordance with CERCLA Sections 113(k) and 117(a).

A8

Appendix A to Administrative Settlement Agreement on Consent

2.2.14 Interim Response Action(s)

The Work Plan shall include the preparation of a draft and final TM providing an evaluation of the need for one or more Interim Response Actions to address immediate threats at the Site. The evaluation should examine potential human health and ecological health risks from direct contact with contaminated soils, AMD from mine portals, surface water runoff; inhalation of airborne contaminants; and any other relevant pathways. The TM should include a discussion of the effectiveness of and maintenance required for existing site security measures. The TM should also discuss ARARs and provide sufficient detail to support an EPA determination of the need for an Interim Response Action to address immediate threats prior to the selection of a final remedy.

EPA will review the TM and make a determination on the need for an Interim Response Action. EPA may direct Respondent to complete additional RI work needed to make a determination.

2.2.15 Emergency Response

The Work Plan shall include provisions for Respondent to address emergency situations that occur at the Site that represent an immediate threat to human health or the environment, as required in Paragraph 38 of the Settlement Agreement. Such situations could result from changed Site conditions related to natural events, such as storm events or earthquakes, or from anthropogenic causes such as acts of vandalism or the inadvertent results of RI/FS work. The Work Plan shall provide sufficient information to demonstrate how and in what timeframe Respondent is prepared to respond to likely emergency scenarios at the Site.

Respondent shall notify the EPA Project Coordinator within 24 hours of the emergency situation, or in the event of his/her unavailability, the Regional Duty Officer (800-300-2193). Respondent shall submit a written report to EPA within 7 days of the onset of the emergency situation that describes the event and the response(s) taken by Respondent.

2.2.16 Site Maintenance Activities

The Work Plan shall include provisions for maintenance of: 1) existing removal action construction and

2) future emergency response action construction at the Site. Existing removal action construction includes fences; locking gates; warning signs; roads; AMD Conveyance system; Lower Pond; Intermittent Stream and Surface Water Diversion Channels; and all other components of the EPA removal action at the Site. Future interim response action or emergency response action construction will include potential construction identified under 2.2.14 and 2.2.15, respectively.

Respondent shall maintain the existing and future systems in good working order. The Work Plan shall provide sufficient information to demonstrate how and in what timeframe Respondent will conduct Site Maintenance activities.

2.2.17 Reuse Assessment

The Work Plan shall include provisions for the preparation and submittal to EPA of a draft and final Reuse Assessment in accordance with Section 6, below.

2.2.18 Community Involvement

EPA expects to take the lead role in implementing community involvement activities at the Site, but may request that Respondent assist EPA. EPA expects to prepare a Community Involvement Plan, in accordance with EPA guidance and the NCP.

A9

Appendix A to Administrative Settlement Agreement on Consent

The Work Plan shall include a brief discussion of the local community and the community involvement activities expected to be carried out by Respondent. Activities may include, but are not limited to, supporting the development and execution of EPA’s Community Involvement Plan; participating in the preparation of information for dissemination to the public; disseminating such information or placing it in the local information repository; placing announcements in local newspapers; preparing for and participating in public meetings that may be held or sponsored by EPA to explain activities at or concerning the Site; and other community involvement activities related to the Site.

2.2.19 National Historic Preservation Act Consultation

Pursuant to the National Historic Preservation Act of 1966 (NHPA), as amended, RI/FS activities at the New Idria Mine constitute an ‘undertaking as’ defined in 36 CFR Section 800.16(y). Additionally, the New Idria Mine has been designated a State Historic Landmark (SHL) by the State of California’s Office of Historic Preservation.

EPA, as the party responsible for the undertaking, is responsible for compliance with NHPA. However, Respondent shall conduct activities as directed by EPA to support EPA’s compliance with Section 106 of the NHPA in accordance with the approved Work Plan. Such activities may include, but are not limited to, historical records research; data collection and compilation; historical data management and reporting; buildings inventories; evaluations of effect; and assistance for developing mitigation plans for National Register of Historic Places (NRHP)-eligible properties that may be affected by proposed remediation projects at the Site. Historic American Buildings Survey/Historic American Engineering Record (HABS/HAER) documentation may be required for some actions. Other tasks may include, but not be limited to, providing a full-time archaeological monitor at construction jobsites.

EPA may require Respondent to be consulting parties to a Programmatic Agreement (PA) and/or a Memorandum of Agreement (MOA) between EPA and the California State Historic Preservation Officer (SHPO), and to participate in the development of a PA or MOA.

2.2.20 Updated Project Schedule

The Work Plan shall include a schedule consistent with Attachment 1 of this SOW that provides dates for deliverables and other critical path activities required during the RI/FS. The schedule shall include time for EPA and State review of written deliverables and for meetings with EPA representatives when appropriate.

2.2.21 Roles and Responsibilities of Key Personnel and Organizations

The Work Plan shall describe the roles and responsibilities of individuals and organizations involved in the RI/FS effort, including contractors and major subcontractors.

2.2.22 Permits, Access, Coordination and Compliance with Substantive Requirements

The Work Plan shall list all permits, easements, access agreements and approvals required for implementation of the RI or FS.

A10

Appendix A to Administrative Settlement Agreement on Consent

2.3 Sampling and Analysis Plan(s) and Health and Safety Plan(s)

In accordance with the approved RI/FS Work Plan and Section IX of the Settlement Agreement, Respondent shall submit to EPA for approval one or more draft and final Sampling and Analysis Plans (“SAPs”) for field and laboratory activities required to implement the RI/FS. SAPs are required for sample collection and analysis as well as physical measurements such as geophysical surveys and hydrological studies.

Any SAP submitted pursuant to this SOW shall consist of a Field Sampling Plan (“FSP”) and a Quality Assurance Project Plan (“QAPP”), as described in EPA guidance, including, without limitation, “EPA Guidance for Quality Assurance Project Plans (QA/G-5)”(EPA/600/R-02/009, December 2002 or subsequently issued guidance), and “EPA Requirements for Quality Assurance Project Plans (QA/R-5)” (EPA 240/B-01/003, March 2001 or subsequently issued guidance). Key guidance documents are listed in Attachment 2. The plans shall include, or be accompanied by, a schedule for implementation of the planned sampling, analysis, and reporting activities. The FSP and QAPP may be submitted separately or as one document. Upon EPA approval of a SAP, Respondent shall implement the activities described in the SAP.

FSP: The FSP shall describe sampling and data gathering objectives; planned uses of the data; sampling and data collection methods; sample locations and frequencies; sampling equipment and equipment decontamination procedures; sample preservation, packing, labeling, and shipment procedures; chain-of-custody procedures; numbers and types of samples (including quality control [“QC”] samples); use and maintenance of field logs; and management of investigation-derived wastes (managed in compliance with the Off-Site Shipment of Waste Material Section – below).

The FSP shall be written so that a field sampling team unfamiliar with the project would be able to gather the samples and field information required. The FSP shall include a schedule that describes activities that must be completed in advance of sampling, including access agreements and arrangements for disposal of investigation-derived waste. The FSP shall include provisions for the collection of split samples by EPA.

QAPP: The QAPP shall describe the project objectives and organization, functional activities, DQOs, and quality assurance and quality control (“QA/QC”) protocols that will be used to achieve the DQOs. In addition, the QAPP shall address personnel qualifications, sampling procedures, sample custody, analytical procedures, document control procedures, preservation of records (in accordance with Section XIV of the Settlement Agreement), and procedures that will be used to enter, store, manage, correct, manipulate, review, validate, transfer (to EPA and others), and analyze data, and ensure that reported data are accurate and defensible.

Respondent shall ensure that EPA personnel and its authorized representatives are allowed access at reasonable times to all laboratories utilized by Respondent pursuant to this Settlement. Respondent shall be prepared to demonstrate to EPA’s satisfaction that each laboratory it may use is qualified to conduct the proposed work. This includes use of methods and analytical protocols for the chemicals of concern in the media of interest at detection and quantification limits consistent with DQOs and requirements specified in the approved QAPP for the work. Respondent shall only use laboratories that have documented Quality Assurance Programs that comply with ANSI/ASQ E4-1994, “Specifications and Guidelines for Quality Systems for Environmental Data Collection and Environmental Technology Programs,” (American National Standard, January 5, 1995) and “ EPA Requirements for Quality Management Plans (QA/R-2)”, EPA/240/B-01/002, March 2001, or equivalent documentation as determined by EPA. EPA may consider laboratories accredited under the National Environmental Laboratory Accreditation Program (“NELAP”) as meeting the Quality System requirements. If the laboratory is not in the EPA Contract Laboratory Program (“CLP”), Respondent shall submit for EPA review and approval, if EPA requests, a laboratory QA program plan. EPA may require that Respondent submit detailed information to demonstrate that the laboratory is qualified to conduct the work, including information on personnel qualifications, equipment, and material specifications.

A11

Appendix A to Administrative Settlement Agreement on Consent

Respondent shall submit analytical data to EPA and the State in accordance with the schedule included in Attachment 1.

HSP: In accordance with the approved RI/FS Work Plan and Section IX of the Settlement Agreement, Respondent shall submit a draft and final HSP to EPA for review. The plan shall be prepared in accordance with EPA’s Standard Operating Safety Guide (PUB 9285.1-03, PB 92-963414, June 1992 or subsequently issued guidance). In addition, the plan shall comply with all currently applicable Occupational Safety and Health Administration (“OSHA”) regulations found at 29 C.F.R. Part 1910. EPA will review but neither approve nor disapprove the HSP. Respondent shall consider all changes to the plan recommended by EPA and shall implement the plan during the pendency of the RI/FS.

Off-Site Shipment of Waste Material. Respondent may ship hazardous substances, pollutants and contaminants from the Site to an off-Site facility only if Respondent complies with Section 121(d)(3) of CERCLA, 42 U.S.C. § 9621(d)(3), and 40 CFR § 300.440. Respondent will be deemed to be in compliance with CERCLA Section 121(d)(3) and 40 CFR § 300.440 regarding a shipment if Respondent obtain a prior determination from EPA that the proposed receiving facility for such shipment is acceptable under the criteria of 40 CFR § 300.44(b). Respondent may ship Investigation Derived Waste (“IDW”) from the Site to an off-Site facility only if Respondent complies with EPA’s “Guide to Management of Investigation Derived Waste.” OSWER 9345.3-03FS (January 1992).

Respondent may ship Waste Material from the Site to an out-of-state waste management facility only if, prior to any shipment, it provides written notice to the appropriate state environmental official in the receiving facility’s state and to the RPM. This written notice requirement shall not apply to any off-Site shipments when the total quantity of all such shipments will not exceed ten cubic yards.

The written notification must include the following information, if available: (1) the name and location of the receiving facility; (2) the type and quantity of the Waste Material to be shipped; (3) the schedule for the shipment of the Waste Material; and (4) the method of transportation. Respondent also shall notify the state environmental official referenced above and the RPM of any major changes in the shipment plan, such as a decision to ship the Waste Material to a different out-of-state facility.

Respondent shall provide the written notice after the award of the contract for remedial investigation and feasibility study and before the Waste Material is shipped.

2.4 Remedial Investigation Field Work

Respondent shall conduct RI field work in accordance with any approved SAPs and the Site HSP. Respondent shall notify EPA at least two weeks in advance of any field effort.

2.5 Interim Remedial Investigation Report(s)

Respondent shall submit to EPA for review and approval one or more draft and final Interim RI Report(s) in accordance with the approved Work Plan.

2.6 Human Health Risk Assessment Report

Respondent shall submit to EPA for review and approval a draft and final report documenting the results of the Baseline Human Health Risk Assessment in accordance with the approved Work Plan.

A12

Appendix A to Administrative Settlement Agreement on Consent

2.7 Ecological Risk Assessment Report

Respondent shall submit to EPA for review and approval a draft and final report documenting the results of the Baseline Ecological Risk Assessment in accordance with the approved Work Plan.

2.8 Treatability Studies

Respondent shall submit to EPA for review and approval a draft and final TM of candidate technologies for treatability studies. Respondent shall conduct treatability study activities in accordance with the approved Work Plan. Once a decision has been made to perform treatability studies, Respondent shall submit draft and final versions of either a separate Treatability Studies Work Plan or an amended RI/FS Work Plan for EPA review and approval. If necessary, Respondent shall submit draft and final versions of a separate Treatability Studies SAP or an amended RI/FS SAP for EPA review and approval. If necessary, Respondent shall submit draft and final versions of either a separate Treatability Studies HSP or an amended RI/FS HSP for EPA review.

Respondent shall conduct the treatability studies in accordance with the approved Treatability Studies Work Plan or amended RI/FS Work Plan, the approved Treatability Studies SAP or amended RI/FS Work Plan, and the Treatability Studies HSP or amended RI/FS HSP. Following completion of the treatability studies, Respondent shall submit a draft and final Treatability Studies Evaluation Report to EPA for review and approval. This report will analyze and interpret the testing results. The TM will evaluate each technology’s effectiveness, implementability, and cost. The TM will also evaluate full-scale application of the technologies.

2.9 Feasibility Study

2.9.1 Remedial Action Objectives Technical Memorandum

Respondent shall submit to EPA for review and approval a draft and final TM that identifies and describes preliminary RAOs for the Site, in accordance with the approved Work Plan.

2.9.2 ARARs Technical Memorandum

Respondent shall submit a draft and final TM documenting the results of the identification of ARARs for the Site, in accordance with the approved Work Plan.

2.9.3 Development and Screening of FS Remedial Alternatives Technical Memorandum

Respondent shall submit a draft and final TM documenting the results of the effort to screen remedial alternatives, in accordance with the approved Work Plan.

2.9.4 Detailed Evaluation of FS Remedial Alternatives Technical Memorandum

Respondent shall submit a draft and final TM documenting the results of the evaluation of remedial alternatives, in accordance with the approved Work Plan.

2.9.5 RI/FS Report

Respondent shall submit a draft RI/FS Report to EPA and the State, in accordance with the approved Work Plan, for review and approval. Following receipt of comments, Respondent shall prepare a final RI/FS report that satisfactorily addresses EPA and State comments. The RI/FS Report, as ultimately adopted and amended by EPA, provides a basis for remedy selection by EPA and documents the development and analysis of remedial alternatives.

A13

Appendix A to Administrative Settlement Agreement on Consent

Upon receipt of the draft FS report, EPA will evaluate, as necessary, the estimates of the risk to the public and environment that are expected to remain after a particular remedial alternative has been completed and will evaluate the durability, reliability and effectiveness of any proposed Institutional Controls.

3.0 Emergency Response

Respondent shall conduct activities to address emergency situations at the Site that represent an immediate threat to human health or the environment pursuant to Paragraph 38 of the Settlement Agreement, the RI/FS Workplan and/or as directed by EPA.

4.0 Site Maintenance Activities

Respondent shall conduct site maintenance activities to ensure that existing removal action construction and future emergency response action construction at the Site is maintained in good working order, in accordance with the approved Work Plan.

5.0 Reuse Assessment

Respondent shall perform a draft and final Reuse Assessment in accordance with this SOW, the approved Work Plan and applicable guidance, including, but not limited to: “Reuse Assessment: A Tool To Implement The Superfund Land Use Directive,” OSWER Directive 9355.7-06P, June 4, 2001, or subsequently issued guidance. The Reuse Assessment should provide sufficient information to develop realistic assumptions of the reasonably anticipated future uses for the Site.

6.0 Community Involvement Activities

EPA expects to take the lead role in implementing community involvement activities at the Site, but may request that Respondent assist EPA. EPA expects to prepare a Community Involvement Plan, in accordance with EPA guidance and the NCP. Respondent shall implement any community involvement activities specified in the approved Work Plan or as directed by EPA, including, but not limited to, assistance in preparing and disseminating Site information, and participating in Site-related public meetings.

If requested by EPA, Respondent shall submit a Technical Assistance Plan (“TAP”) for providing and administering up to $50,000 of Respondent’s funds to be used by a qualified community group to hire independent technical advisers during the Work conducted pursuant to this Settlement Agreement. The TAP shall state that Respondent will provide and administer any additional amounts needed if EPA, in its discretion, determines that the selected community group has demonstrated such a need prior to EPA’s issuance of the ROD contemplated by this Settlement Agreement. Upon its approval by EPA pursuant to Section X (EPA Approval of Plans and Other Submissions), the TAP shall be incorporated into and become enforceable under the Settlement Agreement.

A14

Appendix A to Administrative Settlement Agreement on Consent

Attachment 1 to the SOW: Major Activities/Deliverables and Due Dates

Reference SOW Section	Reference Settlement Agreement Section	Activity or Deliverable	Due Date [1,2,3,4]	Estimated EPA Review Period [5,6]

—	XXIX	Effective Date of Settlement Agreement		—

1.4	VIII	Notification of Personnel to be used for the Work, including submittal of QMP	45 days after the Effective Date of the Settlement Agreement	7 days

1.4	VIII	Notification of Project Coordinator	14 days after the Effective Date of the Settlement Agreement	—

—	XXV	Proof of commercial general liability and automobile liability insurance	30 days before commencing any onsite Work	—

2.1.3	IX	Conduct site visit	During project scoping phase	—

Communications and Reporting

1.5.1	IX	Monthly Progress Reports	15th day of each month	—

1.5.2	IX	Meeting Notes	5 days after any meeting where critical decisions are made	—

—	IX	Notification of releases from the Site	Immediate notification, and submittal of a written report within 10 days after each release	—

Remedial Investigation

2.1.1	IX, X	Compile and evaluate existing site data	60 days after the Effective Date of the Settlement Agreement	—

2.1.2	IX, X	Document need for additional data and decisions on necessary data and DQO’s	60 days after the Effective Date of the Settlement Agreement	[to be supplied]

2.2	IX, X	Draft RI/FS Work Plan	60 days after EPA announces decision on additional data needs and DQO’s	30 days

2.2	IX, X	Final RI/FS Work Plan	As specified in the approved Work Plan	21 days

2.3	IX, X, XI	Draft SAP for RI Field Work	60 days after EPA announces decision on additional data needs and DQO’s	21 days

2.3	IX, X, XI	Final SAP for RI Field Work	As specified in the approved Work Plan	21 days

2.3	IX, X	Draft HSP for RI Field Work	60 days after EPA announces decision on additional data needs and DQO’s	21 days

2.3	IX, X	Final HSP for RI Field Work	As specified in the approved Work Plan	21 days

2.4	IX	EPA notification of planned RI field work	2 weeks before field effort begins	—

2.4	IX	Conduct RI field work	As specified in the approved Work Plan	—

A15

Appendix A to Administrative Settlement Agreement on Consent

2.5	IX, X	Draft and Final Interim RI Reports	As specified in the approved Work Plan	30 days

2.6	IX, X	Draft and Final Human Health Risk Assessment Report	As specified in the approved Work Plan	30 days

2.7	IX, X	Draft and Final Ecological Risk Assessment Report	As specified in the approved Work Plan	30 days

2.8	IX, X	Draft and Final Treatability Studies TM	As specified in the approved Work Plan	21 days

2.8	IX, X	Draft and Final Treatability Studies WP or amended RI/FS WP	As specified in the approved Work Plan	21 days

2.8	IX, X	Draft and Final Treatability Studies SAP or amended RI/FS SAP	As specified in the approved Work Plan	21 days

2.8	IX, X	Draft and Final Treatability Studies HSP or amended RI/FS HSP	As specified in the approved Work Plan	21 days

2.8	IX	Conduct Treatability Studies	As specified in the approved Work Plan	—

2.8	IX, X	Draft and Final Treatability Studies Evaluation Report	As specified in the approved Work Plan	21 days

Feasibility Study

2.9.1	IX, X	Draft and Final Remedial Action Objectives TM	As specified in the approved Work Plan	14 days

2.9.2	IX, X	Draft and Final ARARs TM	As specified in the approved Work Plan	21 days

2.9.3	IX, X	Draft and Final Development and Screening of FS Remedial Alternatives TM	As specified in the approved Work Plan	21 days

2.9.4	IX, X	Draft and Final Evaluation of FS Remedial Alternatives TM	As specified in the approved Work Plan	21 days

2.9.5	IX, X	Draft and Final RI/FS Report	As specified in the approved Work Plan	30 days

Other

2.3	IX, XI	Submittal of analytical data, whether validated or not	42 calendar days after sample shipment to the laboratory or 14 days of receipt of analytical results from the laboratory, whichever occurs first	—

2.3	IX, XI	Submittal of validated analytical data	90 calendar days after sample shipment to the laboratory	—

2.2.4	IX, X	Draft and Final Interim Response Action(s) TM	As specified in the approved Work Plan	21 days

A16

Appendix A to Administrative Settlement Agreement on Consent

3.0	IX	Notification of Emergency Response	Within 24 hours of emergency	—

3.0	IX	Conduct Emergency Response	As specified in the approved Work Plan or as directed by EPA	—

3.0	IX	Emergency Response Report	Within 7 days of emergency or as directed by EPA	7 days

4.0	IX	Conduct Site Maintenance Activities	As specified in the approved Work Plan or as directed by EPA	—

5.0	IX, X	Draft and Final Reuse Assessment	As specified in the approved Work Plan	21 days

6.0	IX	Conduct Community Involvement Activities	As specified in the approved Work Plan or as directed by EPA	—

6.0	IX, X	Draft and Final Technical Assistance Plan	As specified in the approved Work Plan or as directed by EPA	21 days

2.2.19	IX	Provide NHPA consultation support	As specified in the approved Work Plan or as directed by EPA	—

[1]	Unless otherwise indicated, all deliverables shall be provided in an electronic format (e.g., PDF) to EPA, EPA’s contractor and DTSC.
[2]

All deliverables set forth in Attachment 2 will be reviewed and approved by EPA in accordance with Section X of the Settlement Agreement, except for the Health and Safety Plan(s), which will be reviewed but neither approved nor disapproved.

[3]	Revised versions of documents, if needed, are due 14 days after receipt of EPA comments, unless specified otherwise in the Settlement Agreement, this Attachment, or in writing by EPA
[4]	Information presented in color must be interpretable when reproduced in black and white.
[5]	Estimated time is in calendar days.
[6]	Failure to review a deliverable within the estimated time shall not constitute a violation of the Settlement Agreement by the United States.

A17

Appendix A to Administrative Settlement Agreement on Consent

Attachment 2 to the SOW: Selected Guidance and Resources

The following regulations and guidance documents may be relevant during the RI/FS process:

National Oil and Hazardous Substances Pollution Contingency Plan, Final Rule, Federal Register 40 CFR Part 300, March 8, 1990 and as revised.

Guide to Management of Investigation-Derived Wastes, U.S. EPA, Office of Solid Waste and Emergency Response, Publication 9345.3-03FS, January 1992.

Green Remediation Best Management Practices: Mining Sites, EPA-542-F12-028, September 2012, and

Superfund Green Remediation Strategy, September 2010 (see http://www.epa.gov/superfund/greenremediation/ for EPA green remediation documents).

CERCLA Compliance with Other Laws Manual, Two Volumes, U.S. EPA, Office of Emergency and Remedial Response, (DRAFT), OSWER Directive No. 9234.1-01 and -02, August 1988.

Superfund Community Involvement Handbook, U.S. EPA, Office of Solid Waste and Emergency Response, EPA-540-K-05-003, April 2005.

Policy Guidance for Direct Domestic Use of Extremely Impaired Sources, California Department of Public Health Policy Memorandum 97-005.

Clarification of the Role of Applicable, or Relevant and Appropriate Requirements in Establishing Preliminary Remediation Goals Under CERCLA, EPA 540/F-97/008, OSWER 9200.4-23, August 1997.

USEPA Contract Laboratory Program National Functional Guidelines for Superfund Organic Methods Data Review, USEPA-540-R-08-01, June 2008, EPA Office of Emergency and Remedial Response (see http://www.epa.gov/superfund/programs/clp/ for most recent versions).

USEPA Contract Laboratory Program National Functional Guidelines for Inorganic Superfund Data Review, EPA 540-R-10-011, January 2010 (see http://www.epa.gov/superfund/programs/clp/ for most recent versions).

EPA Guidance on Systematic Planning Using the Data Quality Objectives Process (QA/G-4), February 2006.

EPA Requirements for Quality Management Plans (QA/R-2), EPA/240/B-01/002, March 2001.

EPA Requirements for Quality Assurance Project Plans (QA/R-5), EPA/240/B-01/003, March 2001.

EPA Region IX Sampling and Analysis Plan Guidance and Template, R9QA/002.1, April, 2000.

Region 9 Superfund Data Evaluation/Validation Guidance (Draft), USEPA, Quality Assurance Office, R9QA/006.1, December 2001.

A18

Appendix A to Administrative Settlement Agreement on Consent

Guidance for Conducting Remedial Investigations and Feasibility Studies Under CERCLA, EPA Office of Solid Waste and Emergency Response (OSWER) Directive 9355.3-10., U.S. EPA, Office of Emergency and Remedial Response, EPAlS40/G-89/004, October 1988.

Specifications and Guidelines for Quality Systems for Environmental Data Collection and Environmental Technology Programs, American National Standards Institute (ANSI), ANSI/ASQ E4 1994, January 5, 1995.

Guidance for Data Useability in Risk Assessment, Office of Solid Waste and Emergency Response (OSWER), Directive No. 9285.7-05, October 1990.

California Code of Regulations (CCR) Title 8, Article 109, Section 5192 Hazardous Waste Operations and Emergency Response (HAZWOPER), California Occupational Safety and Health Administration (Cal OSHA)

Code of Federal Regulations, Occupational Safety and Health Administration (OSHA), (CFR) Title 29, Section 1910.120.

A Compendium of Superfund Field Operations Methods, EPA Office of Solid Waste and Emergency Response (OSWER), Directive No. 9355.0-14, August 1987.

CERCLA Compliance with Other Laws Manual, EPA Office of Solid Waste and Emergency Response (OSWER), Directive Nos. 9234.1 (Part I – August 1988) and 9234.1-02 (Part II – August 1989).

Attachment 3 to the SOW: Relevant Site Documents and Data

Ecology and Environment, Inc., New Idria Mercury Mine Preliminary Assessment/Site Inspection. March 31, 1998.

Lockheed Martin, Technical Memorandum – Geophysical Investigation of the New Idria Mine Site, New Idria, California. November 4, 2012.

U.S. EPA Region 9, Summary of Site Inspection to Verify the Presence of Jurisdictional Wetlands for the New Idria Mercury Mine Site. August 30, 2010.

U.S. EPA Region 9 Laboratory, Bioassessment Sampling of San Carlos Creek, near the New Idria Mercury Mine Site, San Benito County, CA. March 5, 2012.

U.S. EPA Region 9 Laboratory, Site Visit/Flow Measurements, Datalogger Maintenance and Photo Documentation at the New Idria Mercury Mine Site, San Benito County CA. December 21, 2011 and February 2, 2012 Field Reports.

Weston Solutions, Inc., Expanded Site Inspection Report, New Idria Mercury Mine, San Benito County, California. October 2010.

Weston Solutions, Inc., New Idria Mercury Mine Superfund Site Removal Action Final Report. April 2012.

A19